UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Consolidated-Tomoka Land Co.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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CONSOLIDATED-TOMOKA LAND CO.

Post Office Box 10809

Daytona Beach, Florida 32120-0809

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 13, 2009

To our Shareholders:

The Annual Meeting of Shareholders of Consolidated-Tomoka Land Co., a Florida corporation (the “Company”), will be held at the Hilton Garden Inn, 189 Midway Avenue, Daytona Beach, Florida, on Wednesday, May 13, 2009, at 10:00 a.m., local time, for the following purposes:

1.	To elect Linda Loomis Shelley in Class I to serve for a one-year term expiring at the annual meeting of shareholders to be held in 2010, to elect Jeffry B. Fuqua in Class II to serve for a two-year term expiring at the annual meeting of shareholders to be held in 2011, and to elect John J. Allen, Gerald L. DeGood, James E. Gardner and William J. Voges in Class III to serve for three-year terms expiring at the annual meeting of shareholders to be held in 2012;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2009;

3.	To consider three shareholder proposals described in the accompanying proxy statement, if properly brought before the Annual Meeting; and

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Shareholders of record at the close of business on March 13, 2009, are entitled to notice of, and to participate in and vote at, the meeting. A complete list of shareholders as of the record date will be available for shareholders’ inspection at the corporate offices at 1530 Cornerstone Boulevard, Suite 100, Daytona Beach, Florida, for ten days prior to the meeting.

We hope you will be able to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, you are urged to vote by telephone or over the Internet as indicated in the enclosed WHITE proxy card or by marking, dating, signing and returning the enclosed WHITE proxy card as promptly as possible in the postage-paid envelope provided, to ensure your representation and the presence of a quorum at the Annual Meeting. If you submit your proxy and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the accompanying proxy statement.

Please note that Wintergreen Advisers, LLC (“Wintergreen”) has given notice of its intention to nominate three individuals in addition to the nominees named above for election as directors at the Annual Meeting and to bring three shareholder proposals before the meeting. You may receive proxy solicitation materials from Wintergreen or other persons or entities affiliated with Wintergreen, including an opposition proxy statement and proxy card. OUR BOARD OF DIRECTORS HAS NOT ENDORSED WINTERGREEN’S ADDITIONAL DIRECTOR NOMINEES OR ANY OF WINTERGREEN’S PROPOSALS. AS A RESULT, OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF THE BOARD’S NOMINEES ON THE ENCLOSED WHITE PROXY CARD AND URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY WINTERGREEN. Even if you have previously signed a proxy card sent by Wintergreen, you can change your vote by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided or by voting in person by ballot. Only the latest dated proxy you submit will be counted. We urge you to disregard any proxy card sent to you by Wintergreen or any person other than the Company.

If you have any questions or need any assistance with voting your shares, please contact our proxy solicitor, The Altman Group, toll-free at (866) 620-1450. You may also contact them by e-mail at pcasey@altmangroup.com.

By Order of the Board of Directors

Linda Crisp

Corporate Secretary

Daytona Beach, Florida

April 8, 2009

A COPY OF OUR MOST RECENT FORM 10-K ANNUAL REPORT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED, WITHOUT CHARGE, TO ANY SHAREHOLDER UPON WRITTEN REQUEST DIRECTED TO OUR CORPORATE SECRETARY, POST OFFICE BOX 10809, DAYTONA BEACH, FLORIDA 32120-0809.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 13, 2009. This proxy statement and a copy of our 2008 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, are available at http://ctlc.com/2009_proxy.html.

CONSOLIDATED-TOMOKA LAND CO.

PROXY STATEMENT

Page
GENERAL INFORMATION	1

BACKGROUND TO THE CONTESTED SOLICITATION	8

PROPOSAL 1: ELECTION OF DIRECTORS	13

DIRECTOR COMPENSATION FOR 2008	16

CORPORATE GOVERNANCE AND COMMITTEES OF THE BOARD OF DIRECTORS	18

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	23

COMPENSATION DISCUSSION AND ANALYSIS	25

COMPENSATION COMMITTEE REPORT	30

SUMMARY COMPENSATION TABLE FOR 2006-2008	31

GRANTS OF PLAN-BASED AWARDS FOR 2008	32

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2008	33

OPTION EXERCISES FOR 2008	33

PENSION BENEFITS FOR 2008	34

NONQUALIFIED DEFERRED COMPENSATION FOR 2008	35

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	35

REPORT OF THE AUDIT COMMITTEE	37

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	38

PROPOSAL 3: SHAREHOLDER PROPOSAL REQUESTING THAT OUR BOARD TAKE THE STEPS NECESSARY TO AMEND OUR ARTICLES OF INCORPORATION AND BYLAWS TO REQUIRE THE ANNUAL ELECTION OF DIRECTORS	40

PROPOSAL 4: SHAREHOLDER PROPOSAL REQUESTING THAT OUR BOARD ADOPT AN INDEPENDENT BOARD CHAIRMAN POLICY	42

PROPOSAL 5: SHAREHOLDER PROPOSAL REQUESTING THAT OUR BOARD TAKE THE STEPS NECESSARY TO AMEND OUR ARTICLES OF INCORPORATION AND BYLAWS TO LIMIT THE NUMBER OF DIRECTORS ON OUR BOARD	44

OTHER MATTERS	45

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	45

SHAREHOLDER PROPOSALS	45

ANNUAL REPORT	46

APPENDIX A—INFORMATION CONCERNING PARTICIPANTS IN OUR SOLICITATION OF PROXIES	A-1

CONSOLIDATED-TOMOKA LAND CO.

Post Office Box 10809

Daytona Beach, Florida 32120-0809

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

May 13, 2009

GENERAL INFORMATION

Why am I receiving this proxy statement?

This proxy statement and the enclosed form of proxy are being sent to you, a shareholder of Consolidated-Tomoka Land Co. (which we refer to as “the Company,” “we,” “our” or “us”), a Florida corporation, in connection with the solicitation by the Board of Directors of the Company (the “Board of Directors” or “Board”) of proxies to be used at the Annual Meeting of Shareholders to be held on Wednesday, May 13, 2009 at 10:00 a.m. (EST) at the Hilton Garden Inn, 189 Midway Avenue, Daytona Beach, Florida (and at any adjournments or postponements thereof) (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting.

On or about April 8, 2009, we commenced mailing and made available electronically to our shareholders: (1) this proxy statement, (2) the accompanying proxy card and voting instructions, and (3) a copy of our 2008 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our audited financial statements.

What is a proxy?

A proxy is your legal designation of another person to vote the shares you own. That other person is called a proxy. If you designate someone as your proxy, the document in which you make that designation is also called a proxy.

What is a proxy statement?

This document is a proxy statement. It is a document that we are required by law to give you when we ask you to name a proxy to vote your shares. We encourage you to read this proxy statement carefully.

What is the purpose of the Annual Meeting?

The purpose of the Annual Meeting is to obtain shareholder action on the matters outlined in the notice of meeting included with this proxy statement. These matters include (1) the election of one Class I director for a one-year term expiring at the 2010 Annual Meeting of Shareholders, one Class II director for a two-year term expiring at the 2011 Annual Meeting of Shareholders, and four Class III directors for three-year terms expiring at the 2012 Annual Meeting of Shareholders, (2) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2009, (3) a shareholder proposal requesting that our Board take the steps necessary to amend our Articles of Incorporation and bylaws to require the annual election of directors, which will be voted on only if it is properly presented at the meeting, (4) a shareholder proposal requesting that our Board adopt an independent chairman policy, which will be voted on only if it is properly presented at the meeting and (5) a shareholder proposal requesting that our Board take the steps necessary to amend our Articles of Incorporation and bylaws to limit the number of directors on our Board, which will be voted on only if it is properly presented at the meeting. This proxy statement provides you with detailed information about these matters.

The shareholder proposals will be considered “properly presented” at the Annual Meeting if they are introduced at the meeting by Wintergreen Advisers, LLC (“Wintergreen”), who has publicly stated its intent to bring these proposals before the Annual Meeting. Because we do not support these proposals we will not present these proposals if they are not introduced at the Annual Meeting by Wintergreen.

We will also consider any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof, if properly presented at the Annual Meeting.

On November 21, 2008, we received notice from Wintergreen of its intention to nominate four individuals for election as directors at the Annual Meeting and to bring two shareholder proposals described in this proxy statement before the meeting. Our Governance Committee vetted each of Wintergreen’s proposed director nominees and recommended two of those nominees, Mr. John J. Allen and Mr. Jeffry B. Fuqua, to our Board. As a result, on February 27, 2009, our Board expanded the Board from nine to eleven members, adding one position to Class II and one position to Class III, and nominated Messrs. Allen and Fuqua, two of Wintergreen’s nominees, for election as directors to these new Board positions.

On March 9, 2009, Wintergreen filed a preliminary proxy statement in which it stated its intention to nominate an additional individual for election as a director at the Annual Meeting and to bring another shareholder proposal before the Annual Meeting. While the deadline under our bylaws for nominations and proposals to be properly presented at the Annual Meeting has passed, our Board determined that in light of our expansion of the size of the Board and Wintergreen’s prior notice of its intent to nominate directors and bring proposals, it is in the best interests of our shareholders to waive the advance notice requirements set forth in our bylaws and permit Wintergreen to present the additional director nomination and shareholder proposal at the Annual Meeting.

Our Board of Directors has not endorsed Wintergreen’s three director nominees or any of Wintergreen’s proposals. We urge you NOT to sign any proxy card that you may receive from Wintergreen. We are not responsible for the accuracy of any information provided by or relating to Wintergreen contained in any proxy solicitation materials filed or disseminated by Wintergreen or any other statements that it may otherwise make.

What is a record date and who is entitled to vote at the Annual Meeting?

The record date for the shareholders entitled to vote at the Annual Meeting is March 13, 2009. The record date was established by our Board as required by Florida law, the law of our state of incorporation. Owners of record of shares of our common stock at the close of business on the record date are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting and at any adjournments or postponements thereof. You are entitled to one vote for each share that you owned on the record date on every matter submitted to the meeting. Our Articles of Incorporation and bylaws do not provide for cumulative voting for the election of directors, which is permitted but not required by Florida law.

How many shares can be voted and what is a quorum?

You are entitled to one vote for each share of our common stock that you own as of the close of business on March 13, 2009. At the close of business on March 13, 2009, there were 5,723,268 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

A quorum is the minimum number of shares that must be represented in person or by proxy in order for us to conduct the Annual Meeting. The attendance by proxy or in person of holders of a majority of the shares of common stock entitled to vote at the Annual Meeting, or 2,861,635 shares of common stock based on the record date of March 13, 2009, will constitute a quorum to hold the Annual Meeting. If you grant your proxy by proxy card, your shares will be considered present at the Annual Meeting and part of the quorum. Abstentions and broker “non-votes” will be considered shares represented at the meeting for the purposes of establishing a quorum.

What different methods can I use to vote?

You have a choice of voting:

•	By telephone;

•	Over the Internet;

•	By mail; or

•	In person at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we encourage you to vote by telephone, over the Internet or by mail. Please carefully read the instructions below on how to vote your shares. Because the instructions vary depending on how you hold your shares and the method you use to vote, it is important that you follow the instructions that apply to your particular situation.

If you vote by telephone or over the Internet, you should not return your proxy card.

What is the difference between a “record holder” and an owner holding shares in “street name?”

If your shares are registered in your name, you are a “record holder.” You will be a record holder if you hold a stock certificate or if you have an account directly with our transfer agent, Registrar and Transfer Company. If your shares are registered or held in the name of your broker or bank or other nominee, your shares are held in “street name” and you are considered the beneficial owner of such shares.

How do I vote if my shares are held in my name?

Voting by telephone, over the Internet or by mail

If you are a shareholder of record, you can vote by telephone, over the Internet or by mail. The enclosed WHITE proxy card contains instructions for voting by telephone or over the Internet. You can also vote by mail by completing, signing, dating and mailing the enclosed WHITE proxy card in the postage-paid return envelope provided. Please promptly vote by telephone, over the Internet, or by mailing your WHITE proxy card to ensure your representation and the presence of a quorum at the Annual Meeting.

Our Board urges you NOT to sign or return any proxy card sent to you by Wintergreen, even as a protest. Withholding authority to vote for Wintergreen’s nominees on a proxy card that Wintergreen or its affiliates may send you is not the same as voting for our nominees. A vote against Wintergreen’s nominees or proposals on its card will cancel any previous proxy submitted by you.

Voting in person at the meeting

If you plan to attend the Annual Meeting, you can vote in person. To vote in person at the Annual Meeting, you will need to bring with you to the Annual Meeting proper personal identification and evidence of your share ownership.

How do I vote if my shares are held in “street name?”

Voting by telephone, over the Internet or by mail

If your shares are held in the name of your broker, bank, or other nominee, you have the right to direct your broker, bank or other nominee on how to vote, and you should vote your shares using the method directed by your broker, bank or other nominee. In addition to voting by mail, a large number of banks and brokerage firms are participating in online or telephonic voting programs. These programs provide eligible “street name” shareholders the opportunity to vote by telephone or over the Internet. Voting forms will provide instructions for shareholders whose banks or brokerage firms are participating in such programs.

Voting in person at the meeting

If your shares are held in the name of your broker, bank, or other nominee and if you plan to attend the Annual Meeting and to vote in person, you should contact your broker, bank, or other nominee to obtain a broker’s proxy and bring it, together with proper personal identification and your account statement or other evidence of your share ownership, with you to the Annual Meeting.

Can I revoke my proxy or change my vote?

As long as your shares are registered in your name, you may revoke your proxy or change your vote at any time before it is voted at the Annual Meeting. There are several ways you can do this:

•	By sending a written notice of revocation to our Corporate Secretary at Consolidated-Tomoka Land Co., P.O. Box 10809, Daytona Beach, Florida 32120-0809;

•	By duly signing and delivering a proxy card that bears a later date; or

•	By attending the Annual Meeting and voting in person by ballot.

If you have previously signed a proxy card that may have been sent to you by Wintergreen, you may change any vote you may have cast on the Wintergreen proxy card by signing, dating, and mailing the enclosed WHITE proxy card in the postage-paid envelope provided or by voting in person by ballot.

If your shares are held in street name, you must contact your broker, bank or other nominee to revoke your proxy or change your vote. You may also vote in person at the Annual Meeting if you obtain a legal proxy from your broker, bank, or other nominee.

What are my voting choices and what is the required vote?

By giving us your proxy by telephone, over the Internet or by signing, dating and mailing the enclosed WHITE proxy card, you authorize our management to vote your shares at the Annual Meeting or at any adjournments or postponements thereof in the manner you indicate.

Proposal 1: Election of Directors

We have nominated six directors for election at the Annual Meeting. In accordance with our bylaws, the election of the nominees will require the affirmative vote of the holders of a plurality of the votes cast at the meeting. Wintergreen has stated its intention to nominate three individuals for election as directors at the Annual Meeting in Class III. As a result, we expect the number of nominees for election at the Annual Meeting in Class III will exceed the number of directors to be elected at the Annual Meeting in that class. This means that the four nominees for election as directors in Class III who receive the greatest number of votes cast at the Annual Meeting will be elected. The plurality standard will also apply to each nominee for election in Class I and Class II, each of whom will be elected even if the nominee does not receive a majority of the votes cast. Only votes cast for a nominee will be counted.

With respect to the proposal to elect six nominees for director, you may:

•	Vote “For” the election of a nominee for director named in this proxy statement, or

•	“Withhold Authority” to vote for one or more of the nominees named in this proxy statement.

Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for fiscal year 2009. With respect to the proposal to ratify the appointment by our Audit Committee of KPMG LLP as our independent registered public accounting firm for fiscal year 2009, you may:

•	Vote “For” ratification;

•	Vote “Against” ratification; or

•	“Abstain” from voting on the proposal.

This proposal will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal.

Proposal 3: Shareholder Proposal Requesting that Our Board Take the Steps Necessary to Amend our Articles of Incorporation and Bylaws to Require the Annual Election of Directors

Wintergreen has given notice of its intention to bring a shareholder proposal before the Annual Meeting requesting that our Board take the steps necessary to amend our Articles of Incorporation and bylaws to declassify our Board and require that all directors stand for election annually. This proposal will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal.

Proposal 4: Shareholder Proposal Requesting that our Board Adopt an Independent Chairman Policy

Wintergreen has given notice of its intention to bring a shareholder proposal before the Annual Meeting requesting that our Board adopt an independent chairman policy. This proposal will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal.

Proposal 5: Shareholder Proposal Requesting that our Board Take the Steps Necessary to Amend our Articles of Incorporation and Bylaws to Limit the Number of Directors on our Board

Wintergreen has stated its intention to bring a shareholder proposal before the Annual Meeting requesting that our Board take the steps necessary to amend our Articles of Incorporation and bylaws to provide that our Board shall consist of no more than eleven directors. This proposal will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal.

What are the Board’s voting recommendations and what happens if I return an unmarked WHITE proxy card?

Unless indicated otherwise by your WHITE proxy card, if you return your properly executed WHITE proxy card with no votes marked, your shares will be voted as recommended by the Board. The Board’s recommendations are set forth together with the description of each proposal in this proxy statement. In summary, the Board recommends a vote:

•	FOR the election of all six of the nominees for director named in this proxy statement;

•	FOR the ratification of KPMG LLP as our independent registered public accounting firm for fiscal year 2009;

•	AGAINST the shareholder proposal requesting that our Board take the steps necessary to amend our Articles of Incorporation and bylaws to require the annual election of directors;

•	AGAINST the shareholder proposal requesting that our Board adopt an independent chairman policy; and

•	AGAINST the shareholder proposal requesting that our Board take the steps necessary to amend our Articles of Incorporation and bylaws to limit the number of directors on our Board.

With respect to other matters that may properly be brought before the Annual Meeting or any adjournments or postponements thereof, if you return a properly executed WHITE proxy card, your shares will be voted as determined at the discretion of the proxy holders named in the WHITE proxy card.

What effect do abstentions and broker non-votes have on the proposals?

For each of Proposals 2, 3, 4, and 5, shares that abstain from voting are neither a vote cast in favor of nor a vote cast in opposition to the proposal, so they will have no effect on the outcome of the voting. With regard to the election of directors, if you withhold your vote (abstain from voting) for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee, but will result in that nominee receiving fewer votes. For all proposals, broker non-votes will be treated as shares represented at the meeting, but not voting, so they will have no effect on the outcome of the voting to elect directors or on Proposals 2, 3, 4, or 5.

Will my shares be voted if I do not return my proxy card?

If you are the shareholder of record and you do not vote or provide a proxy, your shares will not be voted. Your shares may be voted if they are held in street name, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters. The ratification of the appointment of an independent registered public accounting firm is considered a “routine” matter for which brokerage firms may vote unvoted shares.

Because Wintergreen is soliciting proxies to elect its three nominees to the Board at the Annual Meeting, the election of directors in Class III will not be considered a “routine” matter. As a result, if your shares are held in street name and Wintergreen provides you with proxy solicitation materials through your broker and you do not provide instructions as to how your shares are to be voted in the election of directors, your broker or other nominee will not be able to vote your shares in the election of directors in Class III, and your shares will not be voted for any of our nominees in that class. We urge you to provide instructions to your broker or nominee so that your votes may be counted on this important matter. We urge you to vote your shares by following the instructions provided on the enclosed WHITE proxy card and returning the WHITE proxy card to your bank, broker or other nominee to ensure that your shares will be voted on your behalf. The shareholder proposals described in this proxy statement and any other shareholder proposals brought before the Annual Meeting will also not be considered “routine” matters.

What does it mean if I receive more than one proxy card?

If you receive more than one WHITE proxy card, it means you own shares in multiple accounts with brokers and/or our transfer agent. To ensure that all of your shares are voted, please vote using each WHITE proxy card you receive. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Registrar and Transfer Company, which may be reached by telephone at 800-368-5948 or over the Internet at info@rtco.com.

As previously noted, Wintergreen has stated its intention to nominate three individuals for election as directors at the Annual Meeting in addition to the two nominees that we are nominating that were initially recommended by Wintergreen, and to bring three shareholder proposals before the meeting. As a result you may receive proxy solicitation materials from both Wintergreen and us. To ensure that shareholders have our latest proxy information and materials to vote, we expect to conduct multiple mailings prior to the date of the Annual Meeting, each of which will include a WHITE proxy card. We encourage you to vote each WHITE proxy card you receive. Only your latest-dated proxy for each account will be voted.

WE URGE YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY WINTERGREEN. Even a vote against Wintergreen’s nominees or proposals on Wintergreen’s card will cancel any previous proxy submitted by you on the WHITE proxy card. If you have previously signed a proxy card sent by Wintergreen, you have every right to change your vote by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided or by voting in person by ballot.

Whom should I call if I have questions or need additional copies of the proxy materials?

If you have any questions, need assistance voting, or need additional copies of this proxy statement, please contact our proxy solicitor, The Altman Group, toll-free at (866) 620-1450, or by e-mail at pcasey@altmangroup.com.

Who pays for the solicitation of proxies?

We will bear the cost of soliciting proxies, including the cost of preparation, assembly, printing, and mailing. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of our directors and officers identified in Appendix A, without additional compensation. They will not be paid for soliciting proxies but may be reimbursed for out-of-pocket expenses related to the proxy solicitation. Certain information about our directors and officers who are considered “participants” in this solicitation is provided in Appendix A. Proxies may be solicited in person, by telephone, by telegram, by email, by mail, by facsimile, through press releases issued by us or through postings on our website.

We have hired a professional proxy solicitation firm, The Altman Group (“Altman”), to assist in the solicitation of proxies at a fee estimated not to exceed $65,000, plus reimbursement of reasonable out-of-pocket expenses. We have also agreed to indemnify Altman against certain liabilities arising out of or in connection with its engagement. Altman expects that approximately twenty of its employees will be involved in the proxy solicitation. Our expenses related to the solicitation in excess of those normally spent for an annual meeting are currently expected to be approximately $600,000, of which approximately $400,000 has been spent to date.

May I access this year’s proxy statement and annual report over the Internet?

This proxy statement and a copy of our 2008 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, are available at http://ctlc.com/2009_proxy.html.

Where can I find the voting results of the Annual Meeting?

We intend to announce the preliminary voting results at the Annual Meeting and to publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2009, which we will file with the Securities and Exchange Commission and make available on our website at www.ctlc.com.

BACKGROUND TO THE CONTESTED SOLICITATION

Initial Contacts and 2006-07 Communications

Representatives of Wintergreen contacted us and first met with our management in March 2006. During 2006, we met with and exchanged letters with Wintergreen. Wintergreen suggested that we discontinue our strategy of converting our agricultural lands into income properties using income tax deferral under Section 1031 of the Internal Revenue Code and diversify to increase shareholder value, including the implementation of self-development and ground leases of our land. Wintergreen also suggested that we implement a stock repurchase program. We advised Wintergreen that our Board believed that continuation of our 1031 strategy remained our best strategy and that we were considering the self-development of some income properties on our land. We expressed our view that it was not the best time for a stock repurchase program as we believed the highest utilization of excess cash to create shareholder value is an effective 1031 investment program for raw land sales and self-development of income properties on our lands.

In January 2007, Wintergreen requested that we add James E. Jordan as a director of our Board; after our vetting process we nominated him to stand for election at our 2007 annual meeting of shareholders, and he was elected to our Board at that meeting.

During 2007 we continued to meet and exchange correspondence with Wintergreen; Wintergreen expressed the view that on a going-forward basis, we should hold and develop our lands and de-emphasize our 1031 strategy and outright sales of our properties.

In October 2007, Wintergreen requested that we add Adolfo Henriques as a director. During the vetting and consideration of Mr. Henriques, he disclosed a pre-existing commitment to another board that conflicted with our scheduled Board meeting dates. After efforts to resolve the conflict, Mr. Henriques failed to return his consent to be nominated as a director and did not respond to numerous efforts to contact him about his interest. Consequently, we decided not to consider him further.

Disclosure of Disagreements and 2008 Annual Meeting

On January 21, 2008, Wintergreen sent a public letter to our Board describing its disagreements with our business strategy, requesting that we hire outside consultants to examine our business and strategic alternatives, and claiming that Wintergreen had seen no progress in specific areas of concern. On February 5, 2008, members of our Board met with Mr. David Winters and other representatives of Wintergreen to discuss, in detail, Wintergreen’s concerns set forth in the January 21 letter and to have an open dialogue on our differing viewpoints.

On February 6, 2008, Wintergreen sent a letter to our Board requesting that our Board increase the number of directors on the Board to twelve and proposing three candidates to fill the three additional Board seats. At the time, our Board understood that the three candidates were part of Wintergreen’s suggested expansion of the Board to twelve members, not separate nominations for any other vacancies. In addition, Wintergreen’s letter did not include much of the information required to be provided for shareholder Board nominations as set forth in the Governance Committee’s requirements for director nominations described in our proxy statement, including contact information for the candidates. Subsequent communications with Wintergreen clarified to us that Wintergreen intended that these three nominees were to be candidates for any vacancy on our Board. We then requested that Wintergreen follow the nomination requirements of the Governance Committee, which Wintergreen subsequently did.

Wintergreen also delivered a shareholder proposal to us on that date pursuant to Rule 14a-8 requesting it be included in our proxy statement for the 2008 annual meeting. The proposal requested that our Board establish a policy of separating the roles of Chairman and Chief Executive Officer. On February 29, 2008, we requested no-action relief from the Division of Corporation Finance of the SEC to exclude Wintergreen’s shareholder proposal from our proxy statement because the proposal was delivered after the November 24, 2007 deadline for such proposals; on March 5, 2008 the staff of the Division of Corporation Finance permitted the proposal to be excluded from our proxy statement.

On March 3, 2008, at the request of Wintergreen, we provided information to and met with Wintergreen and real estate consultants hired by Wintergreen to perform an evaluation of our real estate and business plan.

On March 10, 2008, we sent Wintergreen a response to its letters dated January 21, 2008 and February 6, 2008, addressing each of the specific concerns and proposals set forth in Wintergreen’s letters. In that letter we reaffirmed our commitment to our stated business plan, expressed our belief that a combined Chairman and Chief Executive Officer position had been successfully used as part of our management succession plan and explained that at the time we believed a nine-member Board was appropriate and effective. Shortly thereafter, on March 12, 2008, we received notice from James E. Jordan that he had decided to resign from our Board; we subsequently filed his letter and a notice with the SEC.

On March 20, 2008, Mr. McMunn, our President and Chief Executive Officer, wrote to Mr. Winters and requested a meeting with Mr. Winters to discuss his concerns.

On April 21, 2008, Wintergreen sent a letter to the Company requesting that we postpone the 2008 annual meeting, which was scheduled for April 23, 2008, until at least July 22, 2008, claiming that the Board had not nominated director candidates who were independent. We carefully considered Wintergreen’s request and determined that the best interest of the Company and all of its shareholders would not be served by postponing the meeting.

On May 14, 2008, we sent Wintergreen a response to his request to postpone the 2008 annual meeting. We explained that the Board and the Governance Committee had already considered and discussed all of the information that Wintergreen had raised in its letter and had determined that the Board’s director nominees did not have any relationship that would interfere with their exercise of independent judgment in carrying out their responsibilities as directors and were therefore independent. In this letter Mr. McMunn again requested a meeting with Mr. Winters to have an open discussion to improve the working relationship between Wintergreen and the Company and to discuss all matters of mutual concern.

On May 19, 2008, Wintergreen sent a letter to our Corporate Secretary nominating Dianne Neal to fill a Board vacancy and nominating two other substitute candidates to fill the Board vacancy in the event that Dianne Neal was unsuccessful or there were future vacancies on the Board.

2008 Inspection Demand

On May 30, 2008, Wintergreen made a demand to inspect certain of our corporate records pursuant to Florida law. Among the books and records requested were the last three years’ financial statements and expenses categorized by type; documents related to all real property transactions, including 1031 tax-deferred acquisitions, for the last five years; copies of leases; minutes of all meetings of our Board and Board committees from January 1, 2005; and documents related to operations of the LPGA International golf courses. On June 5, 2008, our counsel responded to Wintergreen’s counsel and expressed concern that Wintergreen’s request was overbroad and vague under Florida law but indicated that we would comply with the request, subject to mutual agreement on reasonable inspection guidelines and an appropriate confidentiality agreement.

From June 12, 2008 to July 15, 2008, Wintergreen copied tens of thousands of documents at our offices responsive to its demand; throughout July and August we continued to provide additional documents in response to Wintergreen’s requests. In July and August 2008, we, Wintergreen, and our respective counsels exchanged multiple letters regarding the production of documents in response to Wintergreen’s request. On August 29, 2008, Wintergreen sent a letter to us demanding additional records based on its review. The letter also requested that we answer multiple questions regarding the records Wintergreen had reviewed and included a demand that such records be made available on September 11, 2008. On September 4, 2008, our counsel sent an e-mail to Wintergreen’s counsel noting that we had produced tens of thousands of documents in response to Wintergreen’s original document request, that we would analyze whether the Florida statutory requirements for the production of additional documents had been met, and that we would respond to the request following the completion of this analysis.

Throughout September and October 2008, our counsel and Wintergreen’s counsel exchanged multiple letters and e-mails regarding the sufficiency of our responses to the inspection requests and the production of records. On October 2, 2008, our counsel sent a letter to Wintergreen’s counsel with additional information on our e-mail search processes for the production of records. Our counsel requested that a meeting between Wintergreen and us be held as soon as possible to initiate a constructive dialogue. Our counsel stated that our Board members and management team would be available at any convenient time or place and in whatever combination of representatives Wintergreen believed would be most conducive to a productive meeting. On October 6, 2008, Wintergreen’s counsel sent a letter to our counsel that indicated that Wintergreen would not meet with us until it had received full and complete responses to all matters raised in its August 29 letter.

On October 17, 2008, we sent Wintergreen a letter in response to Wintergreen’s August 29 letter and records request that included detailed responses to each question raised in Wintergreen’s letter and the production of additional documents requested by Wintergreen. In this letter we stated that we believed that we had provided more than sufficient information and explanations to fully address all of the concerns addressed in Wintergreen’s prior letters and requests. We stated that our belief was that the underlying and unresolved issues with Wintergreen centered around Wintergreen’s desire that we change our business plan, and we again requested a meeting with Wintergreen to attempt to reach a consensus on major issues of disagreement.

Late 2008: Settlement Discussions and Wintergreen Nominations and Proposals

On October 24, 2008, the Chairman of our Governance Committee sent Wintergreen a letter requesting Wintergreen’s input regarding two candidates to fill the current vacancy on our Board and, on October 29, 2008, Wintergreen responded to our letter advising of the Board vacancy and expressing Wintergreen’s willingness to meet with us to discuss the Board vacancy and other issues affecting us. On October 31, 2008, we sent Wintergreen a letter confirming a meeting for November 5, 2008 to be attended by the Chairman of our Governance Committee and the members of our Executive Committee to discuss candidates to fill the vacancy and other issues affecting us.

On November 5, 2008, the Chairman of our Governance Committee and members of our Executive Committee met via telephone with Mr. Winters and Ms. Liz Cohernour, Chief Operating Officer of Wintergreen Advisers. We indicated our willingness to place two of his nominees on our Board. Wintergreen requested that we draft a settlement and standstill agreement for discussion. A second call took place on November 11, 2008 and included our Lead Directors and Liz Cohernour and Dan Geary of Wintergreen to discuss talking points of the proposed settlement and standstill agreement. During the call, Wintergreen requested that we provide a copy of the draft settlement and standstill agreement. On November 11, 2008, we provided Wintergreen with a proposed settlement and standstill agreement, marked “draft,” where we offered to fill the Board vacancy with a Wintergreen candidate and include another Wintergreen nominee on the Board-endorsed slate of nominees for the 2009 Annual Meeting; the proposed settlement and standstill would also have terminated the ongoing records request.

On November 17, 2008, Wintergreen sent us a letter rejecting our draft proposal and included a revised version of the proposed settlement and standstill agreement, indicating that Wintergreen would only enter into the agreement if we executed its version “with no changes or modifications whatsoever” and returned the executed agreement to Wintergreen by 5:00 p.m. on November 19, 2008. The revised agreement proposed by Wintergreen would have required us to fill the Board vacancy with a Wintergreen candidate and appoint such director as chairman of our Board, to include two additional Wintergreen nominees on the Board-endorsed slate of nominees for the 2009 Annual Meeting and to amend our Articles of Incorporation to declassify the Board; in addition, the ongoing records request would continue unaffected by the agreement.

On November 19, 2008, we sent a letter to Wintergreen informing it that our Board had rejected Wintergreen’s version of the settlement and standstill agreement. In that letter, we acknowledged that as our largest shareholder, we believed that Wintergreen was entitled to reasonable representation on the Board. We expressed our concern that Wintergreen was seeking to gain control of the Board. We also expressed our opinion that several changes to our business plan previously proposed by Wintergreen, if implemented, would have placed us in severe financial distress.

On November 21, 2008, we received notice from Wintergreen of its intention to present three shareholder proposals at the 2009 Annual Meeting: (i) the nomination of four independent candidates for the Board; (ii) the amendment of our Articles of Incorporation to provide that members of our Board be elected annually; and (iii) the adoption by the Board of a policy requiring that the chairperson of the Board be an independent director.

On November 21, 2008, we issued a press release announcing that we had reviewed and rejected Wintergreen’s settlement and standstill agreement; we included in this press release a copy of our November 19, 2008, response letter. Also on that date, we filed a Form 8-K with the SEC that included much of the correspondence between Wintergreen and us.

On November 25, 2008, our counsel sent an email to Wintergreen’s counsel reiterating our position that we had fully complied with Wintergreen’s inspection requests.

On December 22, 2008, Wintergreen sent a letter to our Corporate Secretary in response to our Form 8-K filed with the SEC on November 21, 2008; the letter included, among other items, Wintergreen’s description of its concerns with our business plan.

Inspection Litigation

On December 31, 2008, Wintergreen filed an application for a court-ordered inspection of our records with the Volusia County Circuit Court in Florida. The court subsequently scheduled a hearing for February 17, 2009. On January 26, 2009, we filed an Answer to Wintergreen’s application where we denied Wintergreen’s allegations and stated that we had fully complied with all lawful attempts by Wintergreen to inspect our corporate records. On February 12, 2009, we filed a Motion to Postpone the hearing on Wintergreen’s application to inspect our corporate books and records and to take limited discovery. On February 17, 2009, the Court granted our Motion to Postpone the hearing on Wintergreen’s application to inspect our corporate books and records and granted us the right to limited discovery.

Expansion of Board, Board Nomination of Two Wintergreen Nominees, and Wintergreen Preliminary Proxy Statement

On March 2, 2009, we sent a letter to Mr. Winters thanking him for his nominations and advising him that we had determined that two of his nominees, Messrs. John J. Allen and Jeffry B. Fuqua, would make excellent additions to the Board. We advised him that the Board had increased the number of directors from nine to eleven and that we were including Messrs. Allen and Fuqua as nominees of the Board in the proxy materials for the 2009 Annual Meeting. On March 3, 2009, following our vetting of the four potential Board candidates nominated by Wintergreen on November 21, 2008, we announced that we had amended our bylaws to increase the size of our Board from nine to eleven members and that we would be including in our Board-endorsed slate of nominees for the 2009 Annual Meeting two of the nominees proposed by Wintergreen on November 20, 2008, Messrs. Allen and Fuqua. These actions were taken in recognition of Wintergreen’s significant investment in the Company and our Board’s desire to give Wintergreen a reasonable level of representation on the Board. Our Governance Committee and our Board had determined that in addition to the four talented and well-qualified incumbent directors that we wished to nominate for re-election, two of Wintergreen’s proposed directors, Messrs. Allen and Fuqua, would make outstanding directors because they would bring additional Florida real estate, construction, development and mitigation expertise relevant to our operations.

On March 9, 2009, Wintergreen filed a preliminary proxy statement with the SEC pursuant to which we first learned of Wintergreen’s intent to nominate an additional candidate for the Board, place all three candidates in Class III and present an additional proposal at the 2009 Annual Meeting.

On March 11, 2009, our Board determined that while the deadline under our bylaws for nominations and proposals to be properly presented at our Annual Meeting had passed, in light of our expansion of the size of the Board and Wintergreen’s prior notice of its intent to nominate directors and bring proposals, it was in the best interests of our shareholders to waive the advance notice requirements set forth in our bylaws and permit Wintergreen to present the additional director nomination and shareholder proposal at the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Articles of Incorporation divide the Board of Directors into three classes, as nearly equal as possible. Our Board recently expanded the Board from nine to eleven members, adding one position to Class II and one position to Class III. As a result, one Class I director, one Class II director and four Class III directors are to be elected at the Annual Meeting. The Class I director, Linda Loomis Shelley, is to be elected to hold office until the 2010 Annual Meeting of Shareholders, or until her successor is duly elected and qualified, the Class II director, Jeffry B. Fuqua, is to be elected to hold office until the 2011 Annual Meeting of Shareholders, or until his successor is duly elected and qualified, and the four Class III directors, John J. Allen, Gerald L. DeGood, James E. Gardner, and William J. Voges, are to be elected to hold office until the 2012 Annual Meeting of Shareholders, or until their successors are duly elected and qualified.

All properly executed and returned proxies on WHITE proxy cards will be voted for the election of the persons named below who have been recommended to the Board of Directors by the Governance Committee as nominees for Class I, Class II and Class III, unless authority to do so is withheld.

All nominees for election as directors are currently directors except Messrs. Allen and Fuqua, who were recommended for nomination by David Winters of Wintergreen Advisers, a shareholder of more than 5% of our outstanding shares. The nominee for Class I, Ms. Shelley, was named by the Board on November 26, 2008, to fill the unexpired term of Bob D. Allen, who retired effective at the 2008 annual meeting of shareholders. Each nominee has consented in writing to being named in this proxy statement and indicated his or her willingness to serve if elected. If any nominee should be unable to serve, which is not now anticipated, the proxy will be voted for such other persons as shall be determined by the persons named in the proxy in accordance with their judgment.

The election of Messrs. Allen, DeGood, Fuqua, Gardner, and Voges and Ms. Shelley will require the affirmative vote of the holders of a plurality of the shares present or represented at the meeting. In the election of directors, assuming a quorum is present, plurality voting means that the four nominees for election as directors in Class III who receive the greatest number of votes cast at the Annual Meeting will be elected directors. The plurality standard will also apply to each nominee for election in Class I and Class II, each of whom will be elected even if the nominee does not receive a majority of the votes cast. We have nominated six directors and the proxies that we are soliciting cannot be voted for more than six nominees. If you specify “Withhold Authority” on your proxy, your vote will not count either “for” or “against” the nominee, but will result in that nominee receiving fewer votes. Proxies specifying “Withhold Authority” will be counted for purposes of determining whether a quorum is present, as will broker non-votes.

Our Board of Directors recommends a vote “for” the election of Ms. Shelley in Class I, Mr. Fuqua in Class II, and Messrs. Allen, DeGood, Gardner, and Voges in Class III. To vote for these nominees, please vote by telephone or over the Internet, as described in the attached WHITE proxy card, or complete, date and sign the enclosed WHITE proxy card and return it promptly in the enclosed postage-paid envelope.

Please note that Wintergreen has stated its intention to nominate three individuals for election as directors at the Annual Meeting, in addition to the two nominees that we are nominating that were initially recommended by Wintergreen. You may receive proxy solicitation materials from Wintergreen or other persons or entities affiliated with Wintergreen, including an opposition proxy statement and proxy card. We strongly urge you not to sign or return any proxy sent to you by Wintergreen. If you have previously returned or voted a proxy sent to you by Wintergreen, you can revoke it by returning your completed WHITE proxy to us or by voting in person by ballot at the Annual Meeting.

Additional information concerning the nominees and the directors appears below.

Nominees Standing for Election

John J. Allen, 56, President of Allen Land Group Inc., a Florida based commercial real estate brokerage company also involved in development, permitting and financial analysis, since 1994; President of Mitigation Solutions, Inc., a wetlands mitigation land bank, since 1995. Director Nominee (Class III), proposed by Wintergreen.

Mr. Allen is a graduate of Cornell University with a B.S. in Agricultural Economics. He serves as a Trustee of the University of North Florida Foundation. Prior to beginning his career in the real estate and commercial brokerage fields, he worked for Barnett Bank Inc. in commercial lending and national corporate banking. He is an expert in creating mitigation banks. He is actively engaged in real estate including the development of office and other real estate properties in the Jacksonville, Florida market.

Gerald L. DeGood, 66, Consultant since 1999; Former Partner, Arthur Anderson LLP from 1964 until his retirement in July 1999. Director (Class III) since 2004.

Mr. DeGood is a graduate of The Ohio State University with a B.S. in accounting. He has over 40 years of public accounting experience serving as engagement partner for numerous public company clients and on public offerings of securities, including initial public offerings. His accounting experience was primarily in the industries of real estate, construction, agribusiness, and manufacturing. He has other public company board experience, having formerly served as a director of Bairnco Inc., a provider of industrial and commercial products, until its acquisition in 2007. He meets the current standard of requisite financial management expertise as required by the NYSE Amex and is an audit committee financial expert as defined by the rules of the SEC. He has served as Chairman of our Audit Committee since April 2004.

Jeffry B. Fuqua, 63, President of Amick Construction Co. Inc., a highway, heavy construction, and land development company, since 1977. Director Nominee (Class II), proposed by Wintergreen.

Mr. Fuqua is a graduate of the University of Miami with a B.A. in philosophy and a minor in mathematics. He also received an M.S. and a Ph.D. in mathematics from the University of Miami. He currently serves as Chairman of the Greater Orlando Aviation Authority. Mr. Fuqua has extensive business and political contacts throughout the State of Florida. He is Chairman of the Board of Directors of Liberty Bancorporation and Orlando National Bank. He has considerable expertise in land development and heavy construction.

James E. Gardner, 70, Retired, Former President and Chief Executive Officer of ITT Community Development Corp. from 1978 until his retirement in 2000. Director (Class III) since 2005.

Mr. Gardner graduated from Mississippi State University with a B.S. in Civil Engineering. His career started in the public sector as an assistant city engineer for the City of Meridian, Mississippi and later as City Engineer and Public Works Director for the City of Fort Myers, Florida. He served as Vice President of Operations of Lehigh Acres Development Company before joining ITT Community Development Corporation. At ITT Community Development Corporation, he oversaw the development of Palm Coast, a master planned community with a current population of over 60,000 residents. Both of these companies were involved in the real estate development business in Florida. He is a former Trustee of Daytona State College and a former director of Pinnacle Bank. He is a Past Chairman of the State of Florida’s Economic Development Advisory Council. He serves as Chairman of our Compensation Committee and is a member of our Governance Committee.

Linda Loomis Shelley, 57, Attorney and Shareholder in the law firm of Fowler White Boggs, P.A., since January 2001. Director (Class I) since 2008.

Ms. Shelley received her B.S. degree from the University of Florida and her J.D. from the University of Florida Levin College of Law. She chairs her firm’s business law department. Ms. Shelley is a member of the Board of Trustees of the University of Florida Law Center Association and a member of the Board of Trustees of Tax Watch. She has held several prominent positions in the government of the State of Florida, including General

Counsel to Governor Bob Graham, Chief of Staff to Governor Lawton Chiles, and Secretary of the Department of Community Affairs, which agency has oversight of comprehensive land planning in Florida. She has extensive experience in the regulatory matters applicable to permitting and land development and has numerous contacts with various governmental agencies.

William J. Voges, 54, President and Chief Executive Officer since 1996 and General Counsel since 1990 of the Root Organization, a private investment company with diversified holdings including real estate. Director (Class III) since 2001.

Mr. Voges graduated from Stetson University with a B.A. degree in Business Administration. He received his J.D. from the Stetson University College of Law. He is a director of First Financial Corp., a public company listed on NASDAQ under the symbol THFF, and First Financial Bank, a wholly owned subsidiary. He previously served on the Boards of CypressCoquina Bank, First Florida Bank of Volusia County, Barnett Bank of Volusia/Flagler Counties and Costa Del Mar. He serves on Stetson University’s Family Enterprise Center Professional Board of Advisors. At the Root Organization, he is responsible for the oversight and management of a diversified financial portfolio. The Root Organization actively manages and develops real estate investments, including the leasing and property management of office buildings and shopping centers and other real estate investments. Mr. Voges is a member of our Executive Committee and Audit Committee and is an Independent Lead Director.

Current Directors Not Standing for Election

John C. Adams, Jr., 72, Retired, Former Executive Vice President of Brown & Brown, Inc., an insurance agency, from January 1999 until his retirement in September 2006. Director (Class I) since 1977.

Mr. Adams is a graduate of the University of Florida with a B.S. in Business Administration. Mr. Adams serves as a trustee of Embry-Riddle Aeronautical University. He previously served as a director of several local banks, and Hilb, Rogal and Hamilton Company, an insurance and risk management intermediary. Throughout his insurance career, he has been active in various state and national professional associations and held positions of responsibility. He is knowledgeable in all areas of insurance, including risk management. He is a member of our Executive Committee and Audit Committee and is an Independent Lead Director.

William H. Davison, 65, Retired, Former Chairman of the Board, President and Chief Executive Officer of SunTrust Bank, East Central Florida, from 1977 until his retirement in September 2007. Director (Class II) since 2007.

Mr. Davison is a graduate of Florida State University with a B.A. in Economics. During his banking career, he was involved in all facets of commercial and retail banking, including commercial and real estate lending. As President of SunTrust Bank, East Central Florida, he oversaw the banking operations of twenty-eight offices in Volusia and Flagler Counties, Florida. He has expertise in finance and loan underwriting. Mr. Davison is a member of the Daytona State College Board of Trustees. He is Chairman of our Governance Committee and a member of our Compensation Committee.

William H. McMunn, 62, President and Chief Executive Officer since 1999 and Chairman of the Board since April 2008 of Consolidated-Tomoka Land Co. Director (Class II) since 1999.

Mr. McMunn received his B.A. in Economics from Rollins College and an M.B.A. from Rollins in Business and Finance. Mr. McMunn is the immediate Past Chairman of the Association of Florida Community Developers, an association of many of the largest developers and builders in Florida. Mr. McMunn has over 35 years of experience in real estate and is an expert in all aspects of real estate development including site selection, permitting, master planning communities, development, construction, leasing, and sales. He directs all of our operations and manages implementation of our business plan. He is Chairman of the Executive Committee. He joined the Company in 1990.

John C. Myers, III, 62, Chairman of the Board of the Reinhold Corporation, a privately owned family corporation with Florida land holdings, forestry, an ornamental tree nursery, and other investments, since 1993. Director (Class I) since 2006.

Mr. Myers is a graduate of Rollins College with a B.A. He also received an M.B.A. from Rollins. He currently serves as a member of the Rollins College Board of Trustees and as a Trustee of the Reinhold Foundation. Before joining the Reinhold Corporation, he worked for the Walt Disney Company for 20 years holding various marketing positions and last served Walt Disney Attractions as Vice President, International Marketing, Domestic Marketing Offices and Product Development. The Reinhold Corporation owns 28,000 acres near Jacksonville, Florida, and its operations involve land management, planning, permitting, and developing their property. He is a member of our Compensation Committee and Governance Committee.

William L. Olivari, 65, Certified Public Accountant and Partner, Olivari & Associates, since June 1984. Director (Class II) since 2008.

Mr. Olivari graduated from Hofstra University with a B.B.A. in accounting. Much of his accounting practice is devoted to the representation of real estate developers and building contractors. Besides his accounting practice, he has served as an expert witness in court proceedings on bond validations, business valuations, lost income and business interruption. He is Chairman of the Board of the Commercial Bank of Volusia County, Inc., East Coast Community Bank, Daytona State College Foundation, the Halifax Community Health Foundation, Inc., and the Audit and Finance Committee of Halifax Community Health System, Inc. He serves on our Audit Committee.

DIRECTOR COMPENSATION FOR 2008

In 2008, we provided the following annual compensation to non-employee directors:

Name	Fees Earned or Paid in Cash ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(1)	Total ($)
John C. Adams, Jr.	36,000	6,719	42,719
Bob D. Allen(2)	23,583	0	23,583
William H. Davison	39,500	0	39,500
Gerald L. DeGood	44,250	0	44,250
James E. Gardner	38,500	2,154	40,654
James E. Jordan(3)	10,250	0	10,250
John C. Myers, III	33,000	0	33,000
William L. Olivari	22,000	0	22,000
Linda Loomis Shelley	1,250	0	1,250
William J. Voges	36,000	2,234	38,234

(1)	Amounts consist of above-market earnings during fiscal 2008 on compensation that was deferred through fiscal 2008 under the Director Deferred Compensation Plan. Above-market earnings reflect the interest earned in excess of the interest that would have been earned at a rate equal to 120% of the applicable federal long-term rate (“AFR”). Earnings under the plan were calculated using an average rate of 8.0% and 120% of the AFR was 5.35%.
(2)	Resigned as a member of the Board of Directors on April 23, 2008.
(3)	Resigned as a member of the Board of Directors on March 12, 2008.

Cash Compensation

Each non-employee director is paid an annual retainer of $15,000, payable quarterly, in compensation for service as a director, plus $1,500 for each board meeting attended. In addition, Mr. Allen, as Chairman of the Board, received an annual fee of $40,000, payable quarterly, through his retirement on April 23, 2008. Members of the Board’s Executive, Compensation, and Governance Committees also received $1,000 for each committee meeting attended, and Audit Committee members received $1,500 for each committee meeting attended, except that the Chairmen of the Compensation and Governance Committees received $2,000 per meeting attended, and the Audit Committee Chairman received $4,000 for each committee meeting attended. The non-employee director members of the Executive Committee, who are our two most senior independent members of the Board of Directors in years of service, are known as our “Lead Directors” and receive an additional annual fee of

$4,000, payable quarterly. For meetings via conference call, each director or committee member received $500, and until Mr. Allen’s retirement the Chairman received $750 per meeting. Mr. McMunn, our Chairman, President and Chief Executive Officer, receives no director or committee member fees.

Director Deferred Compensation Plan

Under the Consolidated-Tomoka Land Co. Deferred Compensation Plan for Directors, amended and restated effective January 1, 2005 (the “Director Deferred Compensation Plan”), directors are eligible to defer receipt of all or a portion of their fees earned for service on the Board of Directors and its committees. Deferred compensation accrues interest annually at the before income tax equivalent average rate of return earned by us on our short-term investments, which was 8.0% in 2008. Participants will generally receive their funds in substantially equal annual installments over a 10-year period commencing after the director ceases to be a director. Three directors currently participate in the Director Deferred Compensation Plan.

CORPORATE GOVERNANCE AND COMMITTEES OF THE BOARD OF DIRECTORS

Our Board is committed to responsible and effective corporate governance and regularly monitors developments in the area of corporate governance.

Independent Directors

The listing standards of the NYSE Amex (formerly the American Stock Exchange) require that we have a board of directors with at least a majority of independent directors. Our Board of Directors annually determines the independence of our directors based on these listing standards. No director is considered independent unless our Board has affirmatively determined that the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. Generally, a director is not considered independent if the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain material relationships or affiliations with us, our external or internal auditors, or other companies that do business with us.

Our Board has determined that the following directors, who constituted a majority of the members of our Board of Directors, were independent as of December 31, 2008 pursuant to Section 803 of the NYSE Amex Company Guide:

• John C. Adams, Jr.	• John C. Myers, III
• William H. Davison	• William L. Olivari
• Gerald L. DeGood	• Linda Loomis Shelley
• James E. Gardner	• William J. Voges

In determining Mr. Olivari’s independence, our Board of Directors evaluated the relationship between Mr. Olivari and Halifax Community Health System, Inc. (the “Hospital”), which purchased land from us in 2003. Mr. Olivari is chairman of the Halifax Community Health Foundation Board (the “Foundation”) and of the Audit and Finance Committee (the “Finance Committee”) of the Hospital. The Foundation is a charitable organization that raises funds to support the Hospital, and the Finance Committee is an advisory board of local professionals that reviews the Hospital’s financials. The Foundation and the Finance Committee do not set Hospital policy and do not exercise any control over the day-to-day operations of the Hospital or its board, whose members are appointed by the Governor of Florida. In addition, Mr. Olivari was appointed to the Foundation board in July 2006 and to the Finance Committee in May 2006, more than two years after the Hospital’s construction obligations and our repurchase rights were memorialized in deed covenants, so he was not involved in the transaction on the Hospital’s behalf, nor could he participate in or review such transactions. Mr. Olivari has also agreed to recuse himself from the consideration of or voting upon any actions concerning the Hospital. After considering these matters, the Board determined that Mr. Olivari did not have a relationship that would interfere with the exercise of independent judgment in carrying out his responsibilities as a director.

In determining Ms. Shelley’s independence, our Board of Directors considered the fact that in 2004 we retained the services of Fowler White Boggs P.A., the law firm at which Ms. Shelley is a shareholder, in connection with a permit from the Army Corps of Engineers, and confirmed that Ms. Shelley was not involved in this matter. Also, in 2003 Mr. Apgar, our Senior Vice President—General Counsel and Assistant Secretary, served on a countywide water committee (not directly related to our business) that used the services of Fowler White Boggs P.A., and Ms. Shelley participated in a few of those meetings. Our Board also considered the business relationship between Ms. Shelley and director John C. Myers, III. Since 2003, Ms. Shelley has been advising the Reinhold Corporation from time to time with respect to land use issues pertaining to a tract of land owned by the Corporation. Mr. Myers is the Reinhold Corporation’s Executive Chairman of the Board. The Corporation is wholly owned by The Reinhold Family Trust, of which Mr. Myers is one of seven trustees. After considering these matters, the Board determined that Ms. Shelley did not have a relationship that would interfere with the exercise of independent judgment in carrying out her responsibilities as a director.

In determining Mr. Davison’s independence, our Board of Directors evaluated the relationship between Mr. Davison and SunTrust Bank, with whom we have a business relationship. Our Board considered that Mr. Davison retired as chairman, president and chief executive officer of SunTrust Bank, East Central Florida in 2007. Our Board also considered that Mr. Davison’s sole ongoing relationship with SunTrust is his service on a local SunTrust Advisory Board, which has no role in the affairs or operations of SunTrust Bank or policy-making function. The Advisory Board serves as a convenient forum for the exchange of ideas about local and industry economic trends with other local business and professional leaders. After considering these matters, the Board determined that Mr. Davison did not have a relationship that would interfere with the exercise of independent judgment in carrying out his responsibilities as a director.

Our Board has also determined that director nominees John J. Allen and Jeffry B. Fuqua are independent.

Our independent directors hold a formal meeting following each Board of Directors meeting, separate from management and non-independent directors.

Director Attendance at Meetings

During 2008, our Board of Directors held four regularly scheduled meetings and five special meetings and acted once by unanimous written consent. All members of the Board of Directors attended more than 75% of all of the meetings of the Board and all committees on which they served during 2008.

Our policy is to encourage members of the Board of Directors to attend the Annual Meeting of Shareholders. All directors attended the 2008 Annual Meeting of Shareholders.

Executive Committee

The Executive Committee, which held one meeting in 2008, has the authority, during intervals between meetings of the Board of Directors, to exercise power on matters designated by the Board. The Lead Directors of the Executive Committee communicate on a regular basis with the Chairman/CEO. A copy of the Executive Committee Charter may be obtained free of charge upon written request to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809.

Audit Committee

The Audit Committee, which held five meetings in 2008, assists the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications, independence and performance of our independent auditor, our systems of internal controls over financial reporting established by management and the Board, and our auditing, accounting and financial reporting processes generally. KPMG LLP, our independent auditor for its fiscal year ended December 31, 2008, reported directly to the Audit Committee.

The Audit Committee acts under a written charter adopted by the Board of Directors, which was amended February 18, 2009. The current charter of the Audit Committee is available in the Investor Relations section of our website (www.ctlc.com). A copy of this charter may also be obtained free of charge upon written request to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809.

All members of the Audit Committee are independent under the listing standards of the NYSE Amex and Rule 10A-3 promulgated under the Securities Exchange Act of 1934. All Audit Committee members possess the level of financial literacy required by the listing standards of the NYSE Amex. Mr. DeGood, as Chairman of the Audit Committee, meets the current standard of requisite financial management expertise as required by the NYSE Amex and is an “audit committee financial expert” as defined by rules adopted by the Securities and Exchange Commission.

The Audit Committee has adopted Policies and Procedures for Complaints and Concerns Regarding Accounting, Internal Accounting Controls, and Auditing Matters to enable confidential and anonymous reporting to the Audit Committee. Any person who has a concern or complaint regarding such matters may notify the Audit Committee by sending an e-mail to GLdegood@msn.com or by submitting the complaint by certified return receipt letter to: Gerald L. DeGood, 27187 Old Spring Lake Road, Brooksville, Florida, 34602.

Compensation Committee

The Compensation Committee, which held four meetings in 2008, assists the Board of Directors in discharging its responsibilities relating to the compensation of our chief executive officer and other officers and key employees, reviews and discusses with management our “Compensation Discussion and Analysis” set forth below, and administers the 2001 Stock Option Plan. The Compensation Committee may form and delegate its authority to subcommittees when appropriate.

The Compensation Committee has primary responsibility for determining our compensation philosophy and recommending to the Board of Directors the approval of compensation for the named executive officers. The full Board of Directors (other than Mr. McMunn) aids the Compensation Committee by providing annual recommendations regarding the performance of Mr. McMunn, our Chairman, President and Chief Executive Officer. Mr. McMunn provides annual recommendations regarding the compensation of the other named executive officers and all other managers whose annual total compensation exceeds $75,000. In addition, the Compensation Committee has the sole authority to hire, and to dismiss, a compensation consultant. The Compensation Committee retained Towers Perrin, a global professional services firm, to perform a comprehensive review, including benchmarking and peer company comparisons, of our executive compensation program for the 2008 fiscal year, including base salaries, bonuses and incentive compensation and benefit plans and arrangements, and stock option granting practices. The reports prepared by Towers Perrin were reviewed by the Compensation Committee in evaluating and establishing 2008 and 2009 executive compensation.

The Compensation Committee acts under a written charter adopted by the Board of Directors, which was amended January 24, 2007. The current charter of the Compensation Committee is available in the Investor Relations section of our website (www.ctlc.com). A copy of this charter may also be obtained free of charge upon written request to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809.

The Compensation Committee of the Board of Directors consists solely of independent directors under the listing standards of the NYSE Amex.

Governance Committee

The Governance Committee, which held five meetings during 2008, was formed to perform the functions of a nominating committee and recommends to the Board individuals who are qualified to become members of the Board (based on criteria approved by the Committee) and nominees for the Board for annual meetings of the shareholders. All members of the Governance Committee are independent under the listing standards of the NYSE Amex.

The Governance Committee operates under a formal charter, which was amended on April 23, 2008, that governs its duties and standards of performance. The current charter of the Governance Committee is available in the Investor Relations section of our website (www.ctlc.com). A copy of this charter may also be obtained free of charge upon written request to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809.

Consideration of Director Nominees

The Governance Committee will consider recommendations from shareholders for nominations for candidates for membership on the Board of Directors. To recommend a candidate to the Committee, shareholders should submit recommendations in writing to our Corporate Secretary at Post Office Box 10809, Daytona Beach,

Florida 32120-0809. A nominating recommendation must be accompanied by the following information concerning each recommending shareholder: (a) the name and address, including telephone number, of the recommending shareholder; (b) the number of our shares owned by the recommending shareholder and the time period for which such shares have been held; (c) if the recommending shareholder is not a shareholder of record, a statement from the record holder of the shares verifying the holdings of the shareholder and a statement from the recommending shareholder of the length of time that the shares have been held (alternatively, the shareholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the Securities and Exchange Commission reflecting the holdings of the shareholder, together with a statement of the length of time that the shares have been held); and (d) a statement from the shareholder as to whether the shareholder has a good faith intention to continue to hold the reported shares through the date of our next annual meeting of shareholders.

In addition, a nominating recommendation must be accompanied by the following information concerning the proposed nominee: (a) the name, business address, and residence address of the proposed nominee; (b) the principal occupation or employment of the proposed nominee; (c) the class or series and number of shares of our capital stock, if any, which are owned beneficially and of record by the proposed nominee; and (d) any other information regarding the proposed nominee that would be required to be included in a proxy statement or other filings required to be made in connection with the solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, had the proposed nominee been nominated by the Board of Directors. The nominating recommendation must also describe all relationships between the proposed nominee, his immediate family, and the recommending shareholder, including management of any corporate shareholder, and any agreements or understandings between the recommending shareholder and the nominee regarding the nomination. The recommending shareholder must furnish a statement supporting its view that the proposed nominee possesses the minimum qualifications prescribed by the Committee for nominees, and briefly describing the contributions that the nominee would be expected to make to the Board and to our governance. The statement should include whether, in the view of the shareholder, the nominee, if elected, would represent all shareholders and not serve for the purpose of advancing or favoring any particular shareholder or other constituency of the Company. The nominating recommendation must be accompanied by the consent of the proposed nominee to be interviewed by the Governance Committee (and the recommending shareholder must furnish the proposed nominee’s contact information for this purpose), and, if nominated and elected, to serve as a director. If a recommendation is submitted by a group of two or more shareholders, the information regarding recommending shareholders must be submitted with respect to each shareholder in the group. Director candidates recommended by shareholders in accordance with these procedures will be evaluated and considered by the Governance Committee in the same manner as it evaluates other proposed nominees.

In addition to recommending nominees for consideration to the Governance Committee, shareholders may also directly propose nominees for consideration at an annual meeting of our shareholders. The requirements and procedures to be followed by shareholders wishing to directly nominate a director at our annual meeting are discussed under “Shareholder Proposals” on page 45 of this proxy statement.

The Governance Committee has established specific, minimum qualifications that must be met by a Committee-recommended nominee. Under these criteria, a majority of the Board should be independent under the listing standards of the NYSE Amex. In addition, a nominee should demonstrate high ethical standards and integrity in his or her personal and professional dealings and be willing to act on and remain accountable for boardroom decisions; should have the ability to provide wise, thoughtful counsel on a broad range of issues; should be financially literate; should be willing to listen and be open to the consideration of other opinions, as well as have the ability to effectively communicate his or her own ideas; should be committed to seeking exceptional performance of the Company, both in absolute terms and relative to its peers; and should have the ability to commit sufficient time and attention to our activities.

Prior to identifying and evaluating nominees for director, the Governance Committee assesses the size and membership of the Board and determines whether any vacancies are to be expected. In the event of any vacancies, the Committee considers potential candidates for director, which may come to the Committee’s attention through current Board members, shareholders, professional search firms, or other persons. In addition to the specific, minimum qualifications described above, the Committee seeks to ensure that the Board as a whole will possess the following specific qualities or skills: expertise in management or oversight of financial accounting and control; a record of making sound business decisions; cognizance of current general management trends and “best practices;” relevant knowledge specific to the industries in which we operate; ability and willingness to motivate and require high-performance by management; capability of questioning, approving, and monitoring our strategic plans, and providing insight and directional focus; a knowledge of the geographic area in which we operate and relationships within the local communities in that area which would be beneficial to us; and experience on the boards of other public companies. The Committee meets to review and report to the Board on possible candidates for membership and annually recommends a slate of nominees to the Board with respect to nominations for the Board at the Annual Meeting of Shareholders.

Director nominees John J. Allen and Jeffry B. Fuqua were initially recommended by David Winters of Wintergreen, a shareholder of more than 5% of our outstanding shares. Our Governance Committee nominated Messrs. Allen and Fuqua because they had relevant Florida real estate, development and business experience. In 2008, Mr. Winters also recommended director candidates Dianne M. Neal and Francis G. O’Connor, which candidates were considered by the Governance Committee in the nominating process but were not nominated. See “Background to the Contested Solicitation.”

The nomination of Linda Loomis Shelley was recommended by John C. Myers, III, a director.

Codes of Ethics

We have adopted a Code of Ethics for Principal Executive Officers and Senior Financial Officers, violations of which may be reported to the Audit Committee. We will provide a copy of this code to any person upon request and without charge. Any such request should be made in writing to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809.

We have adopted a Code of Business Conduct and Ethics that includes provisions ranging from legal compliance to conflicts of interest. All employees and directors are subject to this code.

Communication with the Board of Directors

Individuals may communicate with the Board of Directors by writing to the Board of Directors, c/o Corporate Secretary, Post Office Box 10809, Daytona Beach, Florida 32120-0809.

Policies and Procedures for Approval of Related Party Transactions

The Board of Directors has adopted a written Related Party Transactions Policy and Procedures establishing guidelines with respect to the review, approval, and ratification of Related Party Transactions. The policy applies to any transaction in which we are a participant, any related party has a direct or indirect interest and the amount involved exceeds $120,000. The Audit Committee will review the material facts of all related party transactions that require approval and either approve or disapprove of the entry into the transaction. In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

In 2008, there were no transactions with related persons of the type required to be disclosed pursuant to Item 404 of Regulation S-K adopted by the Securities and Exchange Commission.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

As of March 13, 2009, the following shareholders were beneficial owners of more than 5% of the outstanding shares of our common stock. The information below is as reported in filings with the Securities and Exchange Commission. We are not aware of any other beneficial owner of more than 5% of the shares of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Barclays Global Investors, NA., et. al.(1)	299,813	5.2%
400 Howard Street San Francisco, CA 94105
Pico Holdings, Inc.(2)	310,000	5.4%
875 Prospect Street, Suite 301 La Jolla, CA 92037
Third Avenue Management LLC(3)	563,000	9.8%
622 Third Avenue, 32nd Floor New York, NY 10017
Wintergreen Advisers, LLC, et. al.(4)	1,481,474	25.9%
333 Route 46 West, Suite 204 Mountain Lakes, NJ 07046

(1)	The amount shown and the following information is derived from a Schedule 13G filed by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors Australia Limited, Barclays Global Investors Canada Limited, Barclays Global Investors (Deutschland) AG, Barclays Global Investors Japan Limited and Barclays Global Investors Limited (collectively, “Barclays”) reporting beneficial ownership as of December 31, 2008. According to Schedule 13G Barclays has sole voting power over 277,180 shares and sole dispositive power over 299,813 shares.
(2)	The amount shown and the following information is derived from a Schedule 13G filed by Pico Holdings, Inc. (“Pico”), reporting beneficial ownership as of December 31, 2008. According to Schedule 13G Pico has sole voting and sole dispositive power over 310,000 shares.
(3)	The amount shown and the following information is derived from a Schedule 13G filed by Third Avenue Management LLC (“TAM”), reporting beneficial ownership as of December 31, 2008. According to Schedule 13G TAM has sole voting power and sole dispositive power over 563,000 shares. Third Avenue Real Estate Opportunities Fund, L.P. has the right to receive dividends from, and the proceeds from the sale of, 500,500 of the shares reported by TAM, and various separately managed accounts for whom TAM acts as investment advisor have the right to receive dividends from, and the proceeds of the sale of, 62,500 of the shares reported by TAM.
(4)	The amount shown and the following information is derived from a Schedule 13D filed by Wintergreen Advisers, LLC (“Wintergreen”), reporting beneficial ownership as of December 22, 2008. According to Schedule 13D Wintergreen Fund, Inc. (“Fund”) beneficially owns 564,961 shares and Wintergreen Partners Fund, LP (“Partners Fund”) beneficially owns 548,788 shares. Wintergreen, as sole investment manager of Fund and Partners Fund may be deemed to beneficially own the 1,113,749 shares beneficially owned by Fund and Partners Fund, and Wintergreen has sole voting and sole dispositive power with respect to these 1,113,749 shares.

Security Ownership of Directors, Director Nominees, and Executive Officers

The following table contains information at March 13, 2009, on the beneficial ownership of the shares of our common stock for each director and director nominee, each “named executive officer,” and by all of our directors, director nominees and executive officers as a group, and the percentage of the aggregate of such shares to all of the outstanding shares of our common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership						Percent of Class
	Sole		Shared		Total
John C. Adams, Jr.	10,000	(1)	—		10,000	(1)	*
John J. Allen	7,900		21,500		29,400		*
Robert F. Apgar	10,400	(2)	509		10,909	(2)	*
William H. Davison	200		—		200		*
Gerald L. DeGood	494		—		494		*
Jeffry B. Fuqua	—		—		—		*
James E. Gardner	250		—		250		*
William H. McMunn	40,000	(3)	58,387		98,387	(3)	1.7%
John C. Myers, III	100		200		300		*
William L. Olivari	800		—		800		*
Linda Loomis Shelley	—		—		—		*
Bruce W. Teeters	40,355	(4)	—		40,355	(4)	*
William J. Voges	4,900	(5)	489	(6)	5,389	(5)(6)	*
Directors, Director Nominees, and Executive Officers as a Group (12 persons)(7)	104,999	(8)	80,576		185,575	(8)	3.0%

*	Less than 1%.
(1)	Does not include 4,000 shares held in trust for Mr. Adams’ wife who has sole voting and disposition power over these shares.
(2)	Includes 10,400 shares subject to options that are currently exercisable within 60 days of March 13, 2009.
(3)	Includes 40,000 shares subject to options that are currently exercisable within 60 days of March 13, 2009.
(4)	Includes 16,000 shares subject to options that are currently exercisable within 60 days of March 13, 2009. Also includes 200 shares held by Mr. Teeters’ wife who has sole voting and disposition over these shares.
(5)	Includes 120 shares held in the William J. Voges Revocable Trust.
(6)	Includes 200 shares held jointly with his wife, for which Mr. Voges does not have voting power.
(7)	Does not include Mr. Apgar, as he is no longer an executive officer.
(8)	Includes 56,000 shares subject to options that are currently exercisable within 60 days of March 13, 2009.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This section provides an overview and analysis of the material elements of our compensation program and policies during the 2008 fiscal year for the following individuals, referred to throughout this proxy as our “named executive officers:”

•	William H. McMunn, Chairman, President and Chief Executive Officer

•	Bruce W. Teeters, Senior Vice President—Finance and Treasurer

•	Robert F. Apgar, Senior Vice President—General Counsel and Assistant Secretary

On January 23, 2008, our Board analyzed the duties of Mr. Apgar and his position and determined that he is no longer an executive officer. Mr. Apgar is included because, but for the fact that he was not an executive officer at the end of the fiscal year, he would have been among the three other executive officers who were most highly compensated in fiscal year 2008.

Following this section is a series of tables containing specific information pertaining to the compensation earned in 2008 by the named executive officers. The discussion below is intended to put the information contained in the tables into context with our overall compensation program.

Executive Compensation Philosophy and Objectives

Our executive compensation program is designed to attract and retain executive officers by aligning their interests with our short-term and long-term performance goals. This program has been structured to motivate executive officers to achieve those goals and to create long-term allegiance to us. The executive compensation program rewards executive officers for both short-term and long-term performance, both on an individual basis and a company wide basis.

Our executive compensation philosophy is intended to balance short-term performance incentives through salary and bonuses with long-term performance through stock options with tandem stock appreciation rights and pension plan contributions. We endeavor to provide an executive compensation program that:

•	will result in enhanced long-term shareholder value;

•	is competitive;

•	will stimulate actions that contribute to improvement in our operating and financial results;

•	will attract well-qualified executives who have the ability and desire to implement our strategy for achieving short-term and long-term performance goals;

•	will motivate executives to achieve Company and individual performance goals set by us; and

•	will create long-term allegiance to us.

Role of the Compensation Committee and Executive Officers in Executive Compensation Decisions

The Compensation Committee has primary responsibility for determining our compensation philosophy and recommending to the Board of Directors the approval of compensation for the named executive officers. While the Compensation Committee reviews the total compensation paid to each of the named executive officers, it views each element of our executive compensation program to be distinct. We have not adopted any formal or informal policy for allocating executive compensation between short-term and long-term or between cash and non-cash. The Compensation Committee makes these allocation decisions each year based on recent performance and our objectives.

The full Board of Directors (other than Mr. McMunn) aids the Compensation Committee by providing annual recommendations regarding the performance of Mr. McMunn, our Chairman, President and Chief Executive Officer. Mr. McMunn provides annual recommendations regarding the performance and compensation of the other named executive officers and all other managers whose total annual compensation exceeds $75,000.

In 2008, the Compensation Committee engaged Towers Perrin, a global professional services firm, to perform a comprehensive review, including benchmarking and peer company comparisons, of our entire executive compensation program, including base salaries, bonuses and incentive compensation and benefit plans and arrangements, and equity and option granting practices. The reports prepared by Towers Perrin were reviewed by the Compensation Committee in evaluating and establishing 2008 and 2009 executive compensation.

Executive Compensation Elements

Base Salary. The base salaries of the named executive officers are usually set annually in January following a review of the prior year’s performance of the normal responsibilities associated with the named executive’s job description. While we do not benchmark base salaries against any particular peer group, we endeavor to establish base salaries that are competitive with similar positions in our geographic location. We reviewed the Towers Perrin reports with respect to cash compensation (base salary plus cash bonus), which indicated that our cash compensation for the named executive officers was generally in line with the median cash compensation amount of a comparative sample group. The comparative sample group used for these purposes consisted of companies with comparable business operations and size. The group for the Towers Perrin reports consisted of the following seven companies:

Alico Inc.	Bresler & Reiner Inc.
California Coastal Communities Inc.	Homefed Corp.
Pope Resources	Tejon Ranch Co.
Thomas Properties Group Inc.

In July 2008 the Compensation Committee recommended, and the Board approved, a cost of living and merit increase in base salary of 4% for each of Messrs. McMunn and Teeters and 3% for Mr. Apgar. These increases were granted retroactive to January 1, 2008 and were based on 2007 performance. The merit portion of these increases was based on the Company’s and each individual’s 2007 performance.

Based on current market conditions and our performance, the Compensation Committee determined that the base salaries of the named executive officers will remain unchanged for 2009.

Cash Bonus. The Compensation Committee has the discretion to recommend the payment of cash bonuses for annual performance by the named executive officers as reflected by our overall profitability and the named executive officer’s individual contributions to that profitability. Prior to fiscal 2008 no formal policy on cash bonuses had been adopted by us, and all cash bonuses for annual performance were discretionary following the recommendation of the Committee. In determining whether to award a cash bonus, the Committee considered earnings per share (“EPS”) and individual accomplishments that contributed to such earnings during the year

On January 28, 2009, the Board of Directors, following the recommendation of the Compensation Committee, adopted and approved the Annual Executive Cash Bonus Criteria (the “Cash Bonus Plan”). The Cash Bonus Plan applies to our Chief Executive Officer (“CEO”), its Executive Officers, Senior Vice Presidents, Vice Presidents, and managers designated in the Cash Bonus Plan. The Cash Bonus Plan was instituted to reward short-term performance and is a discretionary cash bonus plan. The bonus pool will be established based on our EPS for the fiscal year and will be adjusted for the number of employees in the Cash Bonus Plan at each level of participation. Actual awards to participants are based on two factors, our EPS for the fiscal year and the individual participant’s performance (based on the recommendation of the Chief Executive Officer to the Compensation Committee for participants other than the Chief Executive Officer and based on the determination of the Compensation Committee in the case of the Chief Executive Officer). An award may be reduced or eliminated if performance or other issues warrant such action.

The maximum bonus payable to a participant is 200% of base annual salary for the Chief Executive Officer, 100% of base annual salary for Executive Officers and Senior Vice Presidents, 75% of base annual salary for Vice Presidents, and 50% of base annual salary for designated managers. The Cash Bonus Plan includes guidelines for estimated bonuses based on our EPS for the fiscal year, ranging from $1.50 (in which case the estimated cash bonus would be 43% of base annual salary for the CEO, 22% of base annual salary for Executive Officers and Senior Vice Presidents, 16% to 20% of base annual salary for Vice Presidents, and 6% to 20% of base annual salary for designated managers) to $6.00 (in which case the estimated bonuses would be the maximum bonuses discussed above). In general, no cash bonuses will be awarded if our EPS is less than $1.50 unless the Board of Directors determines that overall economic conditions in the real estate industry are such that our performance was outstanding in comparison to its industry peers.

In addition, the Cash Bonus Plan includes an adjustment to the EPS calculation in order to incentivize plan participants to engage in land leases, self-development and build-to-suit development of our property. Because these types of transactions would not be part of the annual EPS calculation, for the purposes of determining eligibility and potential bonus pool amounts under the Cash Bonus Plan, we will include a one-time per project equivalency calculation representing the hypothetical after-tax net income that would have been recognized on the land portion of any land lease, self-development project, or build-to-suit lease during the fiscal year had the property been sold to a third party. The fair market value of the property used to calculate the lease payment for land leases, or the value approved by the Board in the pro-forma calculations for self-development projects or build-to-suit leases, will then be used to adjust the EPS calculation for the Cash Bonus Plan.

The Compensation Committee and the Board of Directors retain the discretion to adjust the bonus pool and cash bonuses pursuant to the Cash Bonus Plan.

Although the Compensation Committee determined that Mr. McMunn’s performance was outstanding in fiscal 2008, Mr. McMunn was not awarded a cash bonus for 2008. The Compensation Committee made this decision based on current market conditions. For the same reasons the Compensation Committee also decided not to award any cash bonus to Messrs. Teeters and Apgar for 2008.

Stock Option Compensation. We grant stock options and tandem stock appreciation rights (“SARs”) to align named executive officer incentives with shareholders over the long-term, which is accomplished through such grants since stock options and tandem SARs have value only if our stock price increases over time. This is our primary vehicle for providing long-term incentive compensation to and retention of the named executive officers and other key managers.

Our shareholders approved the 2001 Stock Option Plan in April 2001. This Plan provides for the grant of non-qualified and qualified stock options to purchase shares of our common stock at a per share exercise price equal to the fair market value of such shares on the date of grant. Our stock options are typically exercisable as to no more than one-fifth of the total number of shares covered by the option during each twelve-month period commencing twelve months after the date of grant, and expire after 10 years. In addition, each stock option grant includes a tandem SAR, exercisable only to the extent that the related stock option is exercisable. Upon the exercise of a tandem SAR, the holder is entitled to receive the value of the SAR, calculated by subtracting the excess of the fair market value of the common stock over the exercise price of the related option from the quotient obtained by dividing such amount by one minus the holders’ personal income tax rate. The tandem SAR is payable upon exercise in cash or common stock, at the discretion of the Compensation Committee. The tandem SAR can be exercised only until the later of the end of (a) the 90-day period following the exercise of the related stock option or (b) the 10-day period beginning on the third business day after the date on which we release our official financial data for the quarter in which the related stock option was exercised.

The 2001 Stock Option Plan does not specify when stock options and tandem SARs are granted. Historically, stock options and tandem SARs have been granted annually in January based on the prior year’s performance. The release of material non-public information is not timed for the purpose of affecting the values of stock options and tandems SARs. At the time of granting stock options and tandem SARs, the Compensation Committee is aware of our financial results for the prior fiscal year, but does not adjust the size of the grants to reflect possible market reaction to such results.

The 2001 Stock Option Plan reserved 500,000 shares for stock option grants. We anticipated that the shares would be granted over an estimated eight to ten year period with grants awarded covering approximately 10% of the shares per year with adjustments based on the number of participants in the plan and their overall performance. Stock option grants are generally determined by evaluating the number of shares remaining under the 2001 Stock Option Plan and the number of years remaining until expiration of such plan. Stock options for 2007 performance for executive officers were granted in April 2008. This option grant was delayed pending the results of compensation studies conducted by Towers Perrin. Stock options for 2008 performance were granted in January 2009. On January 28, 2009, Mr. McMunn was granted an option (with a tandem SAR) to acquire 16,000 shares with an exercise price of $33.16, which becomes exercisable in four equal installments beginning on the first anniversary of the grant date; Mr. Teeters was granted an option (with a tandem SAR) to acquire 6,400 shares with an exercise price of $33.16, which becomes exercisable in four equal installments beginning on the first anniversary of the grant date. For 2008, the Chairman, President and Chief Executive Officer received approximately 29.1% of the total options and tandem SARs granted; approximately 11.6% were granted to the other named executive officers; and approximately 59.3% were granted to all other participants.

Since there are no shares remaining for stock option grants under the 2001 Stock Option Plan, the Compensation Committee intends to develop a new equity compensation plan for Board consideration and shareholder approval. While the Towers Perrin reports included suggestions for alternative equity compensation plans, the Compensation Committee did not believe that these alternatives tied compensation directly to increases in our stock price as stock options have under the 2001 Stock Option Plan. In addition, the Compensation Committee is cognizant of the current economic climate and certain excesses that have occurred in executive compensation nationwide and intends to design an equity compensation plan that encompasses good corporate governance practices. The Compensation Committee also intends to review and consider peer group equity compensation plans as part of this process. The Compensation Committee also intends to consider other types of incentive compensation alternatives for its key executives.

Pension Plan. We maintain the Retirement Plan for Employees of Consolidated-Tomoka Land Co. (the “Pension Plan”), a defined benefit pension plan for the benefit of our employees, including the named executive officers. Benefits are based upon an employee’s cumulative years of service and average compensation for the five most highly-compensated years during the employee’s final 10 years of employment. The benefit formula generally provides for a life annuity benefit. We believe that this plan recognizes long-term performance on our behalf and motivates employees to remain with us.

401(k) Plan. Employees (including the named executive officers) may participate in our 401(k) plan, a tax-qualified retirement plan maintained to provide the opportunity to further provide for retirement through tax-deferred employee contributions. The 401(k) plan permits eligible employees to defer compensation up to the maximum limit set annually by the Internal Revenue Service, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately vested and non-forfeitable in the 401(k) Plan. We make a safe harbor contribution of 3% of annual compensation for all eligible employees, which is immediately vested and subject to limitations imposed by the Internal Revenue Code. No matching contributions have been made to the named executive officers.

Deferred Compensation. Under the Consolidated-Tomoka Land Co. Deferred Compensation Plan for Officers and Key Employees, amended and restated effective January 1, 2005, (the “Executive Deferred Compensation Plan”), the named executive officers are eligible to defer receipt of all or a portion of their cash compensation. The deferred compensation accrues interest annually at the before income tax equivalent average rate of return earned by us on our short-term investments, which was 8.0% in 2008. Participants will receive their funds in annual installments over a period of not more than 10 years, unless the participant elects an alternate form of payment at the time of commencement of participation in the plan, with payment generally commencing in March of the year following the year in which retirement or termination of employment occurs, but not earlier than six months after retirement or termination of employment. The Executive Deferred Compensation Plan allows participants to save for retirement in a tax-effective manner at minimal cost to us.

Health and Welfare Benefits. We provide to each named executive officer medical and dental insurance coverage as well as long-term disability and life insurance. Dependent coverage is paid by the employee.

We have a current policy regarding post-retirement benefit programs for certain healthcare and life benefits for eligible retired employees. All full-time employees become eligible to receive a life benefit up to a maximum of $5,000 if they retire after reaching age 55 with 20 or more years of service, and this program is non-contributory. The retired employee will also receive a supplemental medicare benefit if he or she retires at age 65 with 20 or more years of service. Retirees in Volusia County, Florida, must enroll in the local Florida Health Care Plan, a Federally qualified HMO, and we pay up to $25 of their monthly premium. Retired employees in Highlands County received a supplemental medicare policy for which we pay up to $120 per month. The post-retirement supplemental medicare benefit premium is contributory with retiree contributions adjusted annually as the premiums change.

Perquisites. We provide named executive officers with a paid club membership at the LPGA International Golf Club, based on the belief that the use of such facilities in the course of their employment is in our interest and will further our business purposes. Named executive officers are also provided with an automobile, including gasoline and vehicle maintenance, except for Mr. Apgar, who elected to take a salary adjustment in 2004 in lieu of an automobile. Mr. McMunn and Mr. Teeters pay for personal use of their vehicles. All of the named executive officers pay for their non-business related restaurant expenses at LPGA International.

Other Matters

Stock Ownership. Stock ownership guidelines for the named executive officers have not been adopted.

Employment Agreements. We do not have employment agreements with any employees, including the named executive officers.

Severance Benefits. None of our employees, including the named executive officers, has a severance agreement, and we have not established a severance policy. However, under each option holder’s individual grant agreement or agreements entered into pursuant to the 2001 Stock Option Plan, all unvested stock options and tandem SARs become vested upon the occurrence of a change in control.

Tax and Accounting Implications

Deductibility of Executive Compensation. The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals. Based on current levels of compensation, no executive officer is expected to receive compensation for 2008 or 2009 services that would be non-deductible under Section 162(m). Accordingly, the Compensation Committee has not considered any revisions to its policies and programs in response to this provision of law.

Nonqualified Deferred Compensation. Effective January 1, 2005, Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the law with respect to the timing of deferral elections, timing of payments and certain other matters. In general, we intend to design and administer our compensation and benefits plans and arrangements for all of our employees so that they are either exempt from, or satisfy the requirements of, Section 409A. We believe we are currently operating such plans in compliance with Section 409A. Pursuant to final regulations issued by the Internal Revenue Service, we amended our deferred compensation plans in 2007 for formal compliance with Section 409A.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2008. Submitted by the Compensation Committee: James E. Gardner, Chairman, William H. Davison, and John C. Myers, III.

Summary Compensation Table for 2006-2008

The following table summarizes the compensation of our named executive officers for the fiscal years ended December 31, 2006, December 31, 2007 and December 31, 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(2)	All Other Compensation ($)		Total ($)
William H. McMunn	2008	294,816	—	46,804	76,327	17,131	(3)	435,078
Chairman, President and Chief Executive Officer	2007	283,470	170,000	90,210	56,953	12,548		613,181
	2006	272,568	169,000	171,520	54,659	10,965		678,712
Bruce W. Teeters	2008	255,900	—	18,722	100,809	12,486	(4)	387,917
Senior Vice President-Finance and Treasurer	2007	246,048	87,000	36,084	77,713	7,737		454,582
	2006	236,580	86,400	68,608	82,348	7,865		481,801
Robert F. Apgar	2008	183,180	—	11,701	73,612	4,986	(5)	273,479
Senior Vice President-General Counsel and Assistant Secretary	2007	177,840	25,000	27,063	55,575	4,986		290,464
	2006	171,000	67,200	68,608	53,668	4,660		365,136

(1)	Amounts consist of both the value of stock options awarded and the value of tandem SARs granted pursuant to the 2001 Stock Option Plan as follows: 2008 valuation: Mr. McMunn, $30,422 (stock options) and $16,382 (tandem SARS); Mr. Teeters, $12,169 (stock options) and $6,553 (tandem SARs); and Mr. Apgar, $7,606 (stock options) and $4,095 (tandem SARs); 2007 valuation: Mr. McMunn, $58,637 (stock options) and $31,573 (tandem SARs); Mr. Teeters, $23,455 (stock options) and $12,629 (tandem SARs); and Mr. Apgar, $17,591 (stock options) and $9,472 (tandem SARs); 2006 valuation: Mr. McMunn, $111,480 (stock options) and $60,040 (tandem SARs); Mr. Teeters, $44,592 (stock options) and $24,016 (tandem SARs); and Mr. Apgar, $44,592 (stock options) and $24,016 (tandem SARs). See Note 10 (Stock Option Plan) in the Notes to Consolidated Financial Statements included in the our Annual Report on Form 10-K for the year ended December 31, 2008, for the relevant assumptions used to determine the valuation of stock option and tandem SAR awards. These amounts reflect our accounting for these stock option and tandem SARs and do not correspond to the actual values that may be recognized by the named executive officers.
(2)	Amounts consist of above-market earnings during fiscal 2008, fiscal 2007 and fiscal 2006 on compensation that was deferred prior to January 1, 2009, January 1, 2008, and January 1, 2007, respectively, under the Executive Deferred Compensation Plan, and the change in the actuarial present value of the named executive officer’s earned benefit under our Pension Plan as follows: during fiscal 2008: Mr. McMunn, $63,964 (change in pension value) and $12,363 (above-market earnings); Mr. Teeters, $95,138 (change in pension value) and $5,671 (above-market earnings); and Mr. Apgar, $63,717 (change in pension value) and $9,895 (above-market earnings); during fiscal 2007: Mr. McMunn, $50,305 (change in pension value) and $6,648 (above-market earnings); Mr. Teeters, $74,286 (change in pension value) and $3,427 (above-market earnings); and Mr. Apgar, $49,907 (change in pension value) and $5,668 (above-market earnings); and during fiscal 2006: Mr. McMunn, $51,209 (change in pension value) and $3,450 (above-market earnings); Mr. Teeters, $80,318 (change in pension value) and $2,030 (above-market earnings); and Mr. Apgar, $50,488 (change in pension value) and $3,180 (above-market earnings).
(3)	This amount reflects life insurance premiums paid by us in the amount of $1,386 for term life insurance for Mr. McMunn, LPGA Golf Club membership fees of $3,600, and use of a Company vehicle valued at $12,145.
(4)	This amount reflects life insurance premiums paid by us in the amount of $1,386 for term life insurance for Mr. Teeters, LPGA Golf Club membership fees of $3,600, and use of a Company vehicle valued at $7,500.
(5)	This amount reflects life insurance premiums paid by us in the amount of $1,386 for term life insurance for Mr. Apgar and LPGA Golf Club membership fees of $3,600.

Grants of Plan-Based Awards for 2008

Stock option awards and tandem stock appreciation rights (“SARs”) are granted to the named executive officers pursuant to the 2001 Stock Option Plan. The exercise price of stock options is based on the mean between the high and the low price at closing on the date of the grant. The stock options vest over a five-year period, and all expire after ten years.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)(2)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
William H. McMunn	4/23/08	20,000	55.25	55.35	549,827
Bruce W. Teeters	4/23/08	8,000	55.25	55.35	219,931
Robert F. Apgar	4/23/08	5,000	55.25	55.35	137,457

(1)	These stock options and tandem SARs were awarded for fiscal year 2007 performance.
(2)	Tandem SARs were granted with each stock option award. The value of these stock option awards and tandem SARs is reported in the Summary Compensation Table above.
(3)	The “Grant Date Fair Value of Stock and Option Awards” column shows the full grant date fair value of the stock option awards and tandem SARs granted to the named executive officers in fiscal 2008. The grant date fair value of the awards is determined under FAS 123R and represents the amount we would expense in our financial statements over the vesting schedule for the awards. In accordance with SEC rules, the amounts in this column reflect the actual FAS 123R accounting cost without reduction for estimates of forfeitures related to service-based vesting conditions. See Note 10 (Stock Option Plan) in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, for the relevant assumptions used to determine the valuation of stock option and tandem SAR awards. The amounts reflect our accounting for these grants and do not correspond to the actual values that may be recognized by the named executive officers.

Outstanding Equity Awards at Fiscal Year-End for 2008

The following table sets forth certain information with respect to all unexercised stock options previously awarded to the named executive officers as of December 31, 2008.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date
William H. McMunn	4,000	0	20.12	1/22/2013
	4,000	4,000	31.64	1/28/2014
	4,000	8,000	42.87	1/26/2015
	8,000	12,000	67.27	1/25/2016
	4,000	16,000	77.24	1/24/2017
	0	20,000	55.25	4/23/2018
Bruce W. Teeters	1,600	0	20.12	1/22/2013
	1,600	1,600	31.64	1/28/2014
	1,600	3,200	42.87	1/26/2015
	3,200	4,800	67.27	1/25/2016
	1,600	6,400	77.24	1/24/2017
	0	8,000	55.25	4/23/2018
Robert F. Apgar	0	1,600	31.64	1/28/2014
	1,600	3,200	42.87	1/26/2015
	1,600	4,800	67.27	1/25/2016
	1,200	4,800	77.24	1/24/2017
	0	5,000	55.25	4/23/2018

(1)	Stock options become exercisable in five equal annual installments beginning on the first anniversary of the grant date, with full exercisability upon a change in control. They remain exercisable until they expire ten years from the date of grant, subject to earlier expiration following termination of employment. Subject to such earlier expiration or accelerated exercisability, 20% of the stock options granted on January 28, 2004 became exercisable on January 28, 2009; 20% of the stock options granted on January 26, 2005 became exercisable on January 26, 2009 and 20% of such stock options will become exercisable on January 26, 2010; 20% of the stock options granted on January 25, 2006 became exercisable on January 25, 2009 and 20% of such stock options will become exercisable on each of January 25, 2010, and January 25, 2011, respectively; 20% of the stock options granted on January 24, 2007 became exercisable on January 24, 2009 and 20% of such stock options will become exercisable on each of January 24, 2010, January 24, 2011 and January 24, 2012, respectively; and 20% of the stock options granted on April 23, 2008 will become exercisable on each of April 23, 2009, April 23, 2010, April 23, 2011, April 23, 2012 and April 23, 2013, respectively. Tandem SARs were granted with each stock option award.

Option Exercises for 2008

The following table sets forth certain information with respect to the options exercised by the named executive officers during the fiscal year ended December 31, 2008.

Option Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)
William H. McMunn	—	—
Bruce W. Teeters	—	—
Robert F. Apgar	1,709	120,315

(1)	Amounts represented in this column include the exercise of tandem SARs.
(2)	Amounts consist of both the value realized on the exercise of stock options and the value realized on the exercise of the corresponding tandem SAR as follows: $84,000 (stock option) and $36,315 (tandem SAR).

Pension Benefits for 2008

We maintain two programs to provide retirement income to eligible employees and the named executive officers: our 401(k) plan (a tax-qualified retirement plan) and the Pension Plan. The following table sets forth benefits that named executive officers have accumulated under the Pension Plan.

Name(1)	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(2)
William H. McMunn	Retirement Plan for Employees of Consolidated—Tomoka Land Co.	17	575,404
Bruce W. Teeters	Retirement Plan for Employees of Consolidated—Tomoka Land Co.	28	1,060,527
Robert F. Apgar	Retirement Plan for Employees of Consolidated—Tomoka Land Co.	17	573,230

(1)	The named executive officers are all fully vested under the Pension Plan.
(2)	See Note 8 (Pension Plan) in the Notes to Consolidated Financial Statements included in the our Annual Report on Form 10-K for the year ended December 31, 2008 for the relevant assumptions used to determine the present value of each named executive officer’s accumulated benefit under the Plan.

All employees who have attained the age of 21 and completed one year of service participate in the Pension Plan. Pension benefits are accrued annually in an amount equal to 1.2% of the employee’s final average earnings up to their covered compensation line plus 1.8% of the employee’s final average earnings in excess of their covered compensation line multiplied by the employee’s years of credited service to a maximum of 35 years. An employee’s “covered compensation line” equals the average of their actual past social security wage bases for the 35 calendar years preceding the employee’s social security retirement age. An employee’s “final average earnings” is the employee’s average annual compensation for the five consecutive years of highest earnings during the final ten consecutive years of employment. The elements of compensation considered in this determination include all earnings that make up the employee’s social security wage base, as limited by federal law.

The benefit formula generally provides for a life annuity or joint annuity benefit. The benefits for the named executive officers shown above are not payable in a lump sum. If the employee chooses to receive their pension payments as a joint benefit, a reduced pension benefit will be payable to the employee for life, and, if the employee dies first, 50% or more of the benefit will be payable to the joint payee for the rest of his or her life. The employee may also choose a social security adjustment benefit option where, if the employee retires before age 65, the employee receives a higher benefit before social security payments are expected to begin, and smaller payments thereafter, or the single life annuity, where a pension payment will be payable to the employee for life. All of the named executive officers are currently eligible for early retirement under the Pension Plan based on the early retirement age of 55 thereunder. If an employee retires early, the employee’s accrued pension will be reduced to reflect the longer period over which the employee will receive pension benefits.

We paid a total of $828,743 during 2008, of which $690,117 related to the 2007 plan year and $138,626 related to the 2008 plan year.

Nonqualified Deferred Compensation for 2008

The table below sets forth information regarding the named executive officers’ current earnings on deferred compensation under the Executive Deferred Compensation Plan.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Balance at Last Fiscal Year-End ($)(3)
William H. McMunn	50,000	37,323	506,276
Bruce W. Teeters	0	17,120	231,124
Robert F. Apgar	21,000	29,870	413,118

(1)	Amounts for Mr. McMunn in this column are reported in the Summary Compensation Table above for the fiscal year 2007 under the column entitled “Bonus.” Amounts for Mr. Apgar in this column are reported in the Summary Compensation Table above for the fiscal year 2008 under the column entitled “Salary.”
(2)	Amounts include above-market earnings reported in the Summary Compensation Table under the column entitled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” as follows: Mr. McMunn, $12,363; Mr. Teeters, $5,671; and Mr. Apgar, $9,895. Above-market earnings reflect the interest earned in excess of the interest that would have been earned at a rate equal to 120% of the applicable federal long-term rate (“AFR”). Earnings under the plan were calculated using an average rate of 8.0% and 120% of the AFR was 5.35%.
(3)	Amounts shown in this column include amounts previously reported as compensation in the Summary Compensation Table above, as follows: Mr. McMunn, $120,796; Mr. Teeters, $11,128; and Mr. Apgar, $70,703.

Under the Executive Deferred Compensation Plan, our named executive officers and key employees may elect to defer receipt of all or a portion of their cash compensation until such time as the participant ceases to be an officer or key employee. The deferred compensation accrues interest annually at the before income tax equivalent average rate of return earned by us on our short-term investments, which was 8.0% in 2008. Participants will receive their funds in annual installments over a period of not more than 10 years, unless the participant elects an alternate form of payment at the time of commencement of participation in the plan, with payment generally commencing in March of the year following the year in which retirement or termination of employment occurs, but not earlier than six months after retirement or termination of employment.

Potential Payments Upon Termination or Change in Control

We do not have employment agreements, change in control agreements, or severance agreements with any of its executive officers. Benefits payable upon termination of a named executive officer include benefits accrued under the Pension Plan, described under “Pension Plan” above, and deferred compensation and earnings thereon, described under “Deferred Compensation” above. Upon a change in control, deferred compensation and earnings thereon would be distributed in accordance with the Executive Deferred Compensation Plan, and stock options and tandem SARs would become fully vested pursuant to the 2001 Stock Option Plan.

Under the Executive Deferred Compensation Plan, a change of control shall be deemed to have occurred if:

•	as a result of any transaction, another person or entity acquires our voting stock in an aggregate amount so as to enable that person or entity to exercise more than 50% of our voting power;

•	an unrelated person or entity acquires all or substantially all of our assets; or

•

upon the consummation of a merger or consolidation to which we are a party, our voting stock outstanding immediately prior to consummation of the merger or consolidation is converted into cash or securities possessing less than 50% of the voting power of the surviving corporation.

Under the 2001 Stock Option Plan, a change of control occurs when:

•

any person or group, other than one of our subsidiaries or our or one of our subsidiaries’ employee benefit plan, becomes the beneficial owner of 50% or more of our outstanding voting shares and our other outstanding voting securities that are entitled to vote generally in the election of our directors;

•

individuals who, as of the effective date of the Plan, constitute the Board (“Incumbent Board”) cease for any reason to constitute a majority of the members of the Board; provided that any individual who becomes a director after the effective date whose election or nomination for election by our shareholders was approved by a majority of the members of the Incumbent Board shall be deemed to be members of the Incumbent Board; or

•

approval by our shareholders of a merger, reorganization, consolidation or similar transaction (any of the foregoing, a “Merger”) as a result of which the persons who were the respective beneficial owners of the outstanding common stock immediately before such Merger are not expected to beneficially own, immediately after such Merger, directly or indirectly, more than 50% of, respectively, the outstanding voting shares and the combined voting power of the voting securities resulting from such merger in substantially the same proportions as immediately before such Merger; or a plan of liquidation or a plan or agreement for the sale or other disposition of all or substantially all of our assets.

The following table sets forth the benefit that would have been realized by each named executive officer pursuant to the Pension Plan and Executive Deferred Compensation Plan as of December 31, 2008, if the officer had retired or been terminated on that date, and the benefit that would have been realized by each named executive officer pursuant to the Executive Deferred Compensation Plan and for outstanding stock options and tandem SARs as of December 31, 2008, if a change in control had occurred on such date:

Name	Benefit	Change in Control ($)		Retirement or Termination ($)
William H. McMunn	Unvested Stock Option Awards	40,308	(1)(2)	—
	Pension Plan Benefit	—		575,404
	Deferred Compensation	506,276		506,276

	Total	546,584		1,081,680

Bruce W. Teeters	Unvested Stock Option Awards	16,123	(1)(2)	—
	Pension Plan Benefit	—		1,060,527
	Deferred Compensation	231,124		231,124

	Total	247,247		1,291,651

Robert F. Apgar	Unvested Stock Option Awards	16,123	(1)(2)	—
	Pension Plan Benefit	—		573,230
	Deferred Compensation	413,118		413,118

	Total	429,241		986,348

(1)	These amounts include both the value of unvested stock options awarded and the value of unvested tandem SARs granted pursuant to the our 2001 Stock Option Plan as follows: Mr. McMunn, $26,200 (stock option value) and $14,108 (SAR value); Mr. Teeters, $10,480 (stock option value) and $5,643 (SAR value); and Mr. Apgar, $10,480 (stock option value) and $5,643 (SAR value).
(2)	Values are calculated as if a change in control had taken place on December 31, 2008, using the closing market price per share of our stock on that date of $38.19.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications, independence and performance of our independent auditors, our systems of internal controls over financial reporting established by management and the Board, and our auditing, accounting, and financial reporting processes generally.

Among other things, the Audit Committee contracts with the independent auditors to audit our financial statements; inquires as to the independence of the auditors, and obtains at least annually the auditors’ written statement describing their independent status; meets with the independent auditors, with and without management present, to discuss their examination, their evaluation of our internal controls, and the overall quality of our financial reporting; and investigates any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose, as deemed necessary by the Audit Committee.

In connection with the preparation and filing of our Annual Report on Form 10-K for the year ended December 31, 2008:

(1) The Audit Committee reviewed and discussed the audited financial statements with management.

(2) The Audit Committee discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

(3) The Audit Committee discussed with the independent auditors the auditors’ independence, including the matters in the written disclosures and the letter provided by the independent auditors as required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence.

(4) The Audit Committee reviewed and discussed with management and the independent auditors our audited financial statements for the year ended December 31, 2008, and reports on the effectiveness of internal controls over financial reporting contained in our Annual Report on Form 10-K for the year ended December 31, 2008, including a discussion of the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008.

Submitted by the Audit Committee: Gerald L. DeGood, Chairman, John C. Adams, Jr., William L. Olivari, and William J. Voges.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

OUR BOARD RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED FOR APPROVAL OF THIS PROPOSAL.

The Audit Committee has appointed KPMG LLP to serve as our independent registered public accounting firm for the current fiscal year ending December 31, 2009. KPMG LLP also served as our independent auditors for our fiscal year ended December 31, 2008. Representatives of KPMG are expected to be present at the Annual Meeting, and will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Although applicable law does not require shareholder ratification of the appointment of KPMG LLP to serve as our independent registered public accounting firm, our Board has decided to ascertain the position of our shareholders on the appointment. If the shareholders fail to ratify the appointment of KPMG LLP, our Audit Committee will reconsider the appointment. Even if the selection is ratified, our Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our shareholders.

This proposal will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes will have no effect on this proposal. Shares represented by executed proxies on WHITE proxy cards will be voted, if specific instructions are not otherwise given, for the ratification of KPMG LLP as our independent registered public accounting firm.

Our Board of Directors recommends a vote “for” the ratification of KPMG LLP as our independent registered public accounting firm.

Auditor Fees

Historically, we have entered into three-year agreements with our independent auditors to promote continuity and efficiency. The most recent three-year agreement covers the 2008, 2009 and 2010 audits.

The following table represents aggregate fees billed by KPMG LLP for professional services for fiscal 2008 and 2007, by category as described in the notes to the table. All fees were pre-approved by the Audit Committee.

	2008	2007
	$	$
Audit Fees(1)	156,000	162,000
Audit-Related Fees	-0-	-0-
Tax Fees(2)	48,345	45,450
All Other Fees	-0-	-0-

(1)	Aggregate fees billed for professional services rendered by KPMG LLP for the audit of our annual financial statements, review of interim financial statements included in our Quarterly Reports on Form 10-Q and other services normally provided in connection with our statutory and regulatory filings or engagements by year.
(2)	Aggregate fees billed for professional services rendered by KPMG LLP for tax compliance, tax advice and tax planning, including preparation of tax forms, including federal and state income tax returns, and income tax consulting services.

Pre-approval Policy

The Audit Committee has adopted a Pre-approval Policy (the “Policy”) governing the pre-approval of all audit and non-audit services performed by the independent auditor in order to ensure that the performance of such services does not impair the auditor’s independence.

According to the Policy, the Audit Committee will annually review and pre-approve the audit services that may be provided by the independent auditor and the fees to be paid for those services during the following year, and may from time-to-time review and pre-approve audit-related services, tax services and all other services to be provided by the independent auditor. The term of any pre-approval is twelve months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. For pre-approval, the Audit Committee will consider whether the service is consistent with the SEC’s rules on auditor independence, as well as whether the independent auditor is in the best position to provide the service for reasons such as its familiarity with our business, people, culture, accounting system, risk profile and other factors. All such factors will be considered as a whole, with no single factor being determinative.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

Pre-approval fee levels or budgeted amounts for all services to be provided by the independent auditor will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require separate pre-approval by the Audit Committee.

Requests or applications to provide services that require pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer and must include (1) a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence, and (2) with respect to each proposed pre-approved service, detailed back-up documentation regarding the specific service to be provided. Requests or applications for services to be provided by the independent auditor that do not require separate approval by the Audit Committee will be submitted to the Treasurer and will include a description of the services to be rendered. The Treasurer will determine whether such services are included within the list of services that have previously received the pre-approval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.

PROPOSAL 3: SHAREHOLDER PROPOSAL REQUESTING THAT OUR BOARD TAKE

THE STEPS NECESSARY TO AMEND OUR ARTICLES OF INCORPORATION AND BYLAWS TO REQUIRE THE ANNUAL ELECTION OF DIRECTORS

OUR BOARD RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED AGAINST APPROVAL OF THIS PROPOSAL.

Wintergreen has notified us that at the 2009 Annual Meeting it intends to bring a proposal before the meeting requesting that our Board take the steps necessary to amend our Articles of Incorporation and bylaws to declassify our Board and require that all directors stand for election annually, and providing that the Board declassification be completed in a manner that does not affect the unexpired terms of the previously-elected directors.

Our Articles of Incorporation and bylaws currently provide for a division of the Board of Directors into three classes, with directorships apportioned among the classes so as to maintain the classes as nearly equal in number as possible, and where directors of the same class are elected for three-year terms. After careful consideration of this shareholder proposal, and following the recommendation of our Governance Committee, our Board has concluded that it is in the best interests of the Company and its shareholders to maintain our current classified board structure.

In considering this proposal, the Board considered the arguments in favor of declassification made by Wintergreen in its notice of this proposal, including the arguments that declassification increases accountability for performance and that declassification is the strongest way that shareholders can influence directors. Supporters of declassified boards generally believe that declassification increases director accountability and cite studies indicating that an increasing number of public companies have declassified their boards. Our Board did not find these arguments persuasive.

Our Board recommends a vote AGAINST the proposal for the following reasons:

Long-Term Focus: Our business involves the ownership, management and development of real estate, which by its nature requires long-term strategies, planning and several years to implement. Our Board believes that its current classified board structure, in which directors are elected for staggered three-year terms, provides the continuity and knowledge necessary for long-term vision and planning by the Board. Staggered three-year terms provide the Board with the ability to focus on long-term business oversight and strategy rather than short-term decision-making focused on the next annual election.

Stability, Continuity and Experience: Our Board believes classification also gives the Board greater stability, continuity of experience and knowledge of our business affairs, because at all times approximately two-thirds of our Board will have at least one year of service. It is our Board’s opinion that this stability, continuity and knowledge enhances the effectiveness of the directors in their oversight of our long-term business model and related strategies because directors have sufficient time to acquire in-depth knowledge of, and critically evaluate, our business plan, personnel and operations. Our Board believes that declassifying the board, on the other hand, could result in a significant loss of the accumulated knowledge and experience of directors in a single election cycle.

Enhanced Independence: Our Board believes that its current classified board structure also enhances the independence of the independent directors because directors with one-year terms may be less protected from any group with an agenda that is not aligned with the long-term interests of all shareholders. Our Board is of the opinion that the fiduciary duties of the board are identical whether or not the directors are elected annually. Shareholders may express disapproval of our Board’s performance on an annual basis through director elections of a particular class.

Attraction of Qualified Director Candidates: Our Board also believes the three-year term of office attracts and helps retain highly qualified individuals who will develop an extensive understanding of our business, knowing their significant investment of time and talents will not be wasted after just one year. It is the opinion of our Board that declassifying our Board could hurt the recruiting of highly qualified nominees.

Protection Against Unfair Takeover Proposals: Our Board believes our classified board structure provides the Board with valuable leverage to deliver shareholder value in the event of a potential takeover situation. Our Board believes that by requiring two successive annual meetings to take control of the board, the classified board structure prevents a rapid takeover and requires a potential buyer to negotiate with a board consisting of a majority of seasoned directors independent of the potential acquiror. Our Board believes that this additional time could be crucial to ensure that our shareholders receive fair value for their shares in connection with an acquisition. This leverage can be critical given the possibility for a potential bidder to attempt to exploit temporarily depressed valuations in the real estate industry. This risk is increased during the current economic downturn. The classified board structure provides the board with the time necessary to evaluate the adequacy and fairness of an acquisition proposal, carefully evaluate potential alternatives and negotiate on behalf of all shareholders. In addition, we do not have a “poison pill” in place to deter hostile takeover attempts.

Protection Against Undue Influence of Minority Holders: Our Board believes that our relatively small market capitalization compared to other public companies allows an investor to acquire a more significant minority interest and, as a result, influence over the company, which may not be in the best interests of the other shareholders. It is the opinion of our Board that a classified board structure provides a needed offsetting balance. A classified board may serve to discourage certain activist shareholders from using the threat of a proxy fight to pressure the board to take actions that are geared towards short-term results or the activist’s gain that may be contrary to the best interests of longer term shareholders or even towards goals that are not in the short-term or long-term interests of shareholders but relate instead to matters of special interest to the activist.

Commitment to Corporate Governance: Our Board does not believe that corporate governance is a “one size fits all” concept. An appropriate practice for one company may not be an appropriate practice for another. Our Board is committed to good corporate governance practices. All of a company’s corporate governance practices need to be viewed in their entirety and evaluated on whether they create an appropriate balance between accountability and the protection and enhancement of shareholder value when considered in the context of the company’s unique circumstances. Focusing on any one particular practice without understanding how it fits into the whole scheme is narrow and short-sighted and could in fact be detrimental to shareholders.

In addition, despite Wintergreen’s assertions regarding the prevalence of classified boards, according to RiskMetrics Group’s recent report on Board Practices at S&P 1,500 Companies, 50% of those companies maintained classified boards as of 2008, and among S&P SmallCap companies that figure rose to 56%.

For these reasons our Board of Directors recommends that you vote AGAINST Wintergreen’s proposal that our Board take the steps necessary to amend our Articles of Incorporation and bylaws to require that all directors stand for election annually, on the WHITE proxy card enclosed with this proxy statement.

This proposal will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes will have no effect on this proposal.

You should be aware that shareholder approval of this proposal would not in itself declassify our Board. Approval of this proposal would let our Board know that a majority of the shareholders voting at the Annual Meeting would prefer that we take the necessary steps to declassify our Board. These steps would include amending both our Articles of Incorporation and our bylaws. Amending our Articles of Incorporation would require further action by the Board and an affirmative vote of the holders of at least 85% of the shares then entitled to be voted on the matter. Amending our bylaws would require the vote of two-thirds of the directors.

PROPOSAL 4: SHAREHOLDER PROPOSAL REQUESTING THAT OUR BOARD ADOPT

AN INDEPENDENT BOARD CHAIRMAN POLICY

OUR BOARD RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED AGAINST APPROVAL OF THIS PROPOSAL.

We received notice from Wintergreen that at the 2009 Annual Meeting, Wintergreen also intends to request that our Board adopt a policy that the Chairman of the Board be a director who is independent from the Company.

Our bylaws currently provide that the Board of Directors may choose a chairman of the Board from among its members, who will preside over the meetings of the shareholders and the Board of Directors. We currently do not have any policy that the chairman of the Board be an independent director. After careful consideration of this shareholder proposal, and following the recommendation of our Governance Committee, our Board has concluded that it is in the best interests of the Company and its shareholders for the Board to have the flexibility to determine the best person to serve as Board chairman.

In considering this proposal, the Board considered Wintergreen’s arguments set forth in its notice of this proposal, including its arguments that, although in the minority, more companies have adopted this policy than in the past, that such a separation would increase accountability and that an independent chair could better ensure proper oversight of our executives. An additional argument put forth by proponents of the independent chair concept is that it prevents a CEO from controlling the Board’s agenda and flow of information, and that with an independent chairman, directors may be more likely to challenge the CEO. The Board did not find these arguments compelling.

Our Board recommends a vote AGAINST the proposal for the following reasons:

Current Practice at Other Public Companies: According to RiskMetrics Group’s recent report on Board Practices at S&P 1,500 Companies, a majority of such companies have a combined CEO/Chairman position. Further, according to this report only 22% of such companies have an independent board chairman. Our Board believes that good governance practice has shown that when the roles of the CEO and Chairman are combined, there should be a lead director with specific powers to provide independent board leadership. According to the most recent Board of Directors Study conducted by the Korn/Ferry Institute, 84% of the North American Fortune 1000 companies that have a combined CEO/Chairman position have an independent lead director. The National Association of Corporate Directors has expressed its support of the concept of independent lead directors as an acceptable alternative to an independent chair. We have operated with both split and combined CEO/Chairman positions.

Flexibility: Our Board believes it should have flexibility to select the best qualified member to serve as the chairman on a case-by-case basis determined by what is in the best interests of our shareholders at a given point in time, taking into account, among other things, the composition of the Board, the existence of good governance practices, and the external issues facing us. We have a long history of transitioning the CEO into the chairman’s position, and believe that the prior CEO is much better qualified after retirement to monitor management’s actions, provide historical continuity, and direct the orderly implementation of our business plan than an independent director who has no first-hand Company knowledge or experience.

Succession Planning: We have used the combined CEO/Chairman position as part of our management succession plan. Prior to Bob Allen joining us in 1990, his predecessor was our Chairman, President, and CEO. His predecessor remained Chairman when Mr. Allen joined us as President and CEO. In 1998, Mr. Allen was elected Chairman and retained the President and CEO titles. In 2000, Mr. McMunn was elected President and Chief Operating Officer, and Mr. Allen remained Chairman and CEO. In 2001, Mr. McMunn was elected President and CEO, and Mr. Allen retained the Chairman’s title. Mr. McMunn is currently overseeing a succession plan and management transition period. We believe that we should continue to maintain flexibility to permit this type of leadership transition, which ensures continuity and preserves the historic perspective of our past and present operations, as well as long-term vision.

Independent Lead Directors and Board Independence: Our Board believes our corporate governance structure provides for a strong, independent Board and includes several independent oversight mechanisms. Our Executive Committee Charter, adopted by our Board on February 27, 2009, provides for two Lead Directors when the Chairman is not independent, who are the most senior (in terms of years of service) independent members of our Board. The Executive Committee Charter provides the two independent Lead Directors with specific powers and duties that our Board believes are generally consistent with elements of the counter balancing governance structure considered by RiskMetrics Group when recommending a vote on a shareholder proposal on an independent board chairman policy. The duties of our Lead Directors include maintaining an active, ongoing and collaborative relationship with the Chairman and other senior management and keeping open lines of communication; serving as the liaisons between the Chairman and the independent directors of our Board; presiding at all meetings at which the Chairman is not present and at executive sessions of the independent directors held at each regularly scheduled Board meeting; calling meetings of the independent directors when necessary and appropriate; reviewing and approving final meeting agendas for the quarterly Board meetings; reviewing and approving the annual Board meeting schedule; reviewing proposed annual committee meeting schedules; and reviewing and approving information regarding changes in Board policy or the adopted business plan proposed by the Chairman or management before being sent to the Board or a committee. The Lead Directors are available for consultation and direct communication with major shareholders and oversee our procedures for shareholder communication with our Board.

Inefficiency: Our Board believes requiring an independent chairman may result in inefficiencies and additional cost to us. The separation of the Chairman and the CEO would carry a significant risk of impeding our Board’s decision-making processes, because an independent chairman would have far less first-hand knowledge of our operations and the major issues we face. The additional work on the part of an independent chairman to enhance his or her knowledge and historical perspective of these matters in order to more effectively preside over Board meetings would be a duplication of effort and likely impose additional administrative expenses on us.

Leadership Accountability: Our Board also believes that when our CEO is also the chairman of the Board, it centralizes leadership in one person so there is no ambiguity about who is accountable. In addition, two centers of authority could create a potential for organizational tension and instability.

For these reasons our Board of Directors recommends that you vote AGAINST Wintergreen’s request that our Board adopt a policy that the Chairman of the Board be a director who is independent from the Company, on the WHITE proxy card enclosed with this proxy statement.

This proposal will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes will have no effect on this proposal.

You should be aware that shareholder approval of this proposal will not be dispositive of the issue. Our Board’s actions in response to shareholder approval of this proposal will be guided by our directors’ fiduciary obligations to all of the shareholders. If, in exercising its fiduciary obligations to the shareholders, our Board determines that this change in corporate policy is appropriate, it will take the steps necessary to amend our bylaws to reflect such a change in policy.

PROPOSAL 5: SHAREHOLDER PROPOSAL REQUESTING THAT OUR BOARD TAKE THE STEPS NECESSARY TO AMEND OUR ARTICLES OF INCORPORATION AND BYLAWS TO LIMIT THE NUMBER OF DIRECTORS ON OUR BOARD

OUR BOARD RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED AGAINST APPROVAL OF THIS PROPOSAL.

Wintergreen has stated its intention to bring a proposal before the meeting requesting that our Board take the steps necessary to amend our Articles of Incorporation and bylaws to provide that our Board shall consist of no more than eleven directors.

Our Articles of Incorporation and bylaws currently provide that the number of directors may be increased or decreased by the affirmative vote of (i) the holders of at least 85% of the shares of the Company then entitled to vote on such change, or (ii) two-thirds of the directors then in office. After careful consideration of this shareholder proposal, our Board has concluded that it is in the best interests of the Company and its shareholders to retain the flexibility to increase the number of directors on our Board.

In considering this proposal the Board considered Wintergreen’s argument that by increasing the size of the Board we had appeared to address his concerns without proportionately increasing the influence of shareholder-nominated candidates on the Board. The Board found this argument unpersuasive because the increase in the size of the Board will have the effect of ensuring that two of Wintergreen’s original nominees, Messrs. Allen and Fuqua, will be elected to the Board. Currently, there are no directors on our Board who were nominated by Wintergreen.

Our Board recommends a vote AGAINST the proposal for the following reasons:

Recent Actions: Our Board recently voted to expand from nine to eleven members because it believed, that in addition to the four talented and well-qualified incumbent directors that we wished to nominate for re-election, two of Wintergreen’s proposed directors would make outstanding directors because they would bring additional expertise relevant to our operations in the areas of real estate and business. At this time our Board has no future plans to further increase its size, but an arbitrary cap could be disadvantageous should we desire to add additional talent to the Board.

Flexibility: Under our current bylaws, we have the flexibility to increase the size of our Board if we determine that such addition would be in the best interests of the Company and its shareholders. Our Board is already bound by its fiduciary duties to act in the best interests of the Company and all of its shareholders when considering a change to the size of the Board. We have found that recruiting qualified candidates can be a challenging and time-consuming process, and we believe that retaining the flexibility to increase the size of our Board to add a highly-qualified candidate benefits all shareholders. This flexibility allowed us to increase the size of our Board to permit us to nominate Messrs. Allen and Fuqua, each of whom was originally nominated by Wintergreen.

Arbitrary Cap: Capping the maximum number of directors at eleven is an arbitrary limit. Wintergreen has not offered any clear statement, data or analysis as to why such a limitation will increase our Board’s effectiveness or efficiency. We note that as recently as February 2008 Wintergreen proposed that we increase our Board to twelve members.

Disproportionate Representation: We believe that Wintergreen’s proposal to limit the number of members on our Board to eleven is primarily motivated by its desire to maximize its representation on our Board. If Wintergreen’s proposals are adopted and all of its nominees elected, its nominees will represent approximately 45% of the Board, despite the fact that Wintergreen owns 25.9% of our shares.

For these reasons our Board of Directors recommends that you vote AGAINST Wintergreen’s proposal that our Board take the steps necessary to amend our Articles of Incorporation and bylaws to provide that the Board shall consist of no more than eleven directors, on the WHITE proxy card enclosed with this proxy statement.

This proposal will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes will have no effect on this proposal.

You should be aware that shareholder approval of this proposal would not in itself limit the number of directors on our Board. Approval of this proposal would let our Board know that a majority of the shareholders voting at the Annual Meeting would prefer that we take the necessary steps to limit the number of directors on the Board to eleven. These steps would include amending both our Articles of Incorporation and our bylaws. Amending our Articles of Incorporation would require further action by the Board and an affirmative vote of the holders of at least 85% of the shares then entitled to be voted on the matter. Amending our bylaws would require the vote of two-thirds of the directors.

OTHER MATTERS

Our Board of Directors does not intend to bring any other matters before the Annual Meeting, and except as described in this proxy statement, it is not aware of any other matters that will or may be properly presented at the Annual Meeting by others. The deadline under our bylaws for any shareholder proposal not discussed in this proxy statement to be properly presented at the Annual Meeting has passed. If any other matters are properly brought before the Annual Meeting, however, the persons named in the accompanying proxy card will vote the shares for which we have received proxies in accordance with their best judgment.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers, and persons who beneficially own more than 10% of our common stock to file with the SEC and the NYSE Amex initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock. Directors, executive officers, and beneficial owners of more than 10% of our common stock are required by SEC rules to furnish us with copies of all such reports. To our knowledge, based solely upon a review of the copies of such reports furnished to us and written representations from directors and executive officers that no other reports were required, we believe that all reports required under Section 16(a) were timely filed during the fiscal year ended December 31, 2008.

SHAREHOLDER PROPOSALS

Inclusion of Proposals in our Proxy Statement and Proxy Card under the SEC Rules

Shareholders are hereby notified that if they wish a proposal to be included in our proxy statement and form of proxy relating to the 2010 Annual Meeting of Shareholders, a written copy of their proposal must be received at our principal executive offices no later than December 9, 2009. Proposals must comply with the proxy rules relating to shareholder proposals in order to be included in our proxy materials.

Advance Notice Requirements for Shareholder Submission of Nominations and Proposals

Required Timing

In addition, our bylaws provide that, for any shareholder proposal or director nomination to be properly presented at the 2010 Annual Meeting of Shareholders, whether or not also submitted for inclusion in our proxy statement, we must receive written notice of the matter not less than 120 days nor more than 180 days prior to

April 8, 2010. Thus, to be timely, the written notice of a shareholder’s intent to make a nomination for election as a director or to bring any other matter before the 2010 Annual Meeting of Shareholders must be received by our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809 no earlier than October 10, 2009 and no later than December 9, 2009. Further, any proxy granted with respect to the 2010 Annual Meeting of Shareholders will confer on management discretionary authority to vote with respect to a shareholder proposal or director nomination if notice of such proposal or nomination is not received by our Corporate Secretary within the timeframe provided above.

Required Shareholder Information

Each such written notice must contain, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal of other business is made: (i) the name and address of such shareholder, as they appear on our stock transfer books, and the name and address of such beneficial owner; (ii) the class or series and number of our shares owned beneficially and of record by such shareholder and such beneficial owner; (iii) the date or dates upon which such shareholder acquired ownership of such shares; and (iv) a representation that such shareholder is a holder of our capital stock, that such shareholder intends to vote such stock at such meeting, and that such shareholder intends to appear in person or by proxy at the meeting to made the nomination or bring up the business specified in the notice.

Required Director Nominee Information

With respect to each person whom the shareholder proposes to nominate for election as a director (a “proposed nominee”), the shareholder shall provide: (i) the name, business address an residence address of the proposed nominee; (ii) the principal occupation or employment of the proposed nominee; (iii) the class or series and number of our shares, if any, owned beneficially and of record by the proposed nominee; (iv) any other information regarding each proposed nominee proposed by such shareholder as would be required to be included in a proxy statement or other filings required to be made in connection with the solicitations of proxies for election of directors, had each proposed nominee been nominated by the board of directors of the corporation; (v) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons pursuant to which the nomination or nominations are to be made by the shareholder; (vi) any other information relating to such shareholder, and any other person or persons pursuant to which the nomination(s) are to be made by the shareholder, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for the election of directors; and (vii) the notice shall be accompanied by the written consent of each proposed nominee to serve as a director if so elected.

A copy of our bylaws is available as an exhibit to a Form 8-K we filed on March 3, 2009. A nomination or proposal that does not supply adequate information about the nominee or proposal, and the shareholder making the nomination or proposal, will be disregarded.

ANNUAL REPORT

Our Annual Report to Shareholders for the fiscal year ended December 31, 2008, accompanies this proxy statement. Additional copies may be obtained by writing to us at P.O. Box 10809, Daytona Beach, Florida 32120-0809. Our Annual Report and Proxy are also available on our website at www.ctlc.com.

Appendix A

INFORMATION CONCERNING PARTICIPANTS IN OUR

SOLICITATION OF PROXIES

Under applicable SEC regulations, the members of our Board of Directors, the Board of Directors’ nominees and certain of our officers and employees are “participants” with respect to our solicitation of proxies in connection with our 2009 Annual Meeting. Certain information about the “participants” is provided below.

Directors and Nominees

The following table sets forth the names and business addresses of our directors and director nominees who are “participants” in our solicitation. The principal occupation or employment of each director or nominee who may be deemed to be a participant is set forth in this proxy statement under the section entitled “Proposal 1: Election of Directors.”

Name	Business Address
John C. Adams, Jr.	Consolidated-Tomoka Land Co. Post Office Box 10809 Daytona Beach, Florida 32120-0809

John J. Allen	Allen Land Group, Inc. 7220 Financial Way, Suite 400 Jacksonville, FL 32256

William H. Davison	Consolidated-Tomoka Land Co. Post Office Box 10809 Daytona Beach, Florida 32120-0809

Gerald L. DeGood	27187 Old Spring Lake Road Brooksville, Florida 34602

Jeffry B. Fuqua	Amick Construction Co., Inc. P.O. Box 568492 Orlando, FL 32856-8492

James E. Gardner	Consolidated-Tomoka Land Co. Post Office Box 10809 Daytona Beach, Florida 32120-0809

William H. McMunn	Consolidated-Tomoka Land Co. Post Office Box 10809 Daytona Beach, Florida 32120-0809

John C. Myers, III	Reinhold Corporation 1845 Town Center Blvd., Suite 105 Orange Park, Florida 32003

William L. Olivari	Olivari and Associates 141 Sagebrush Trail, Suite D Ormond Beach, FL 32174-9188

Linda Loomis Shelley	Fowler White Boggs PA. 101 N. Monroe Street Suite 1090 Tallahassee, Florida 32301

William J. Voges	The Root Organization 275 Clyde Morris Blvd Ormond Beach, Florida 32174

Officers and Employees

The following table sets forth the names of our executive officers (other than Mr. McMunn, who is listed above) and other employees who are “participants” in our solicitation. The principal occupation refers to such person’s position with the Company, and the business address of each participant listed in this table is Consolidated-Tomoka Land Co., Post Office Box 10809, Daytona Beach, Florida 32120-0809.

Name	Principal Occupation
Bruce W. Teeters	Senior Vice President—Finance and Treasurer

Robert F. Apgar	Senior Vice President—General Counsel and Assistant Secretary

Linda Crisp	Vice President and Corporate Secretary

Information Regarding Ownership of Our Securities by Participants.

The number of shares of our common stock held by our directors, director nominees and named executive officers as of March 13, 2009 is set forth in this proxy statement under the section entitled “Security Ownership of Certain Beneficial Owners and Management—Security Ownership of Directors, Director Nominees and Executive Officers.” As of March 13, 2009, Ms. Crisp beneficially owned 13,392 shares of our common stock, including 8,400 shares issuable upon exercise of options exercisable within 60 days.

Information Regarding Transactions in Our Securities by Participants.

The following table sets forth information regarding all transactions that may be deemed to be purchases or sales of shares of our common stock by the participants between March 13, 2007 and March 13, 2009. No part of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Date	Number of Shares	Transaction Type
John J. Allen	10/22/2008	1,500	(1)
	10/23/2008	300	(1)
	10/24/2008	1,700	(1)
	10/27/2008	1,900	(1)
	10/28/2008	4,300	(1)
	10/29/2008	3,000	(1)
	10/31/2008	300	(1)
	11/07/2008	400	(1)
	11/10/2008	700	(1)
	11/12/2008	500	(1)
	11/14/2008	1,000	(1)
	11/17/2008	500	(1)
	11/18/2008	1,000	(1)
	11/19/2008	1,500	(1)
	11/20/2008	3,500	(1)
	11/21/2008	1,000	(1)
	01/15/2009	100	(1)
	01/16/2009	400	(1)
	01/20/2009	800	(1)
	02/27/2009	3,000	(1)
	03/02/2009	2,000	(1)

Name	Date	Number of Shares	Transaction Type

Robert F. Apgar	03/06/2007	7,600	(2)
	03/06/2007	(7,600)	(2)
	05/07/2007	(750)	(6)
	04/23/2008	5,000	(3)
	05/07/2008	3,000	(2)
	05/07/2008	(3,000)	(2)
	08/04/2008	(1,500)	(6)
	12/08/2008	(1,000)	(6)

Linda Crisp	04/23/2008	5,000	(3)
	01/28/2009	5,000	(3)

William H. Davison	03/13/2008	200	(1)

William H. McMunn	04/18/2007	16,000	(2)
	04/18/2007	(16,000)	(2)
	04/23/2008	20,000	(3)
	01/28/2009	16,000	(3)

John C. Myers, III	07/31/2007	200	(1)

William L. Olivari	04/24/2008	200	(1)
	06/02/2008	283	(1)
	06/03/2008	117	(1)
	08/26/2008	200	(1)

Bruce W. Teeters	04/11/2007	6,400	(2)
	04/11/2007	(6,400)	(2)
	04/23/2008	8,000	(3)
	01/28/2009	6,400	(3)

William J. Voges	04/24/2008	500	(1)
	07/28/2008	550	(1)
	10/22/2008	600	(4)
	01/13/2009	(480)	(5)
	03/10/2009	2,000	(1)

(1)	Purchase of shares on open market.
(2)	Exercise of tandem stock appreciation rights (“SAR”) for cash pursuant to the Consolidated-Tomoka Land Co. 2001 Stock Option Plan and in connection with prior exercise of related stock option; the exercise of the tandem SAR is deemed to be a simultaneous purchase and sale back to us of the securities underlying the SAR (upon exercise of a tandem SAR the holder receives the value of the SAR, calculated by subtracting the excess of the fair market value of the common stock over the exercise price of the related option from the quotient obtained by dividing such amount by one minus the holders’ personal income tax rate).
(3)	Grant of stock option pursuant to the Consolidated-Tomoka Land Co. 2001 Stock Option Plan.
(4)	Deemed acquisition of shares by gift as a result of becoming the successor trustee of a trust following the death of Mr. Voges’s father, the prior trustee. Mr. Voges disclaimed beneficial ownership of such shares except to the extent of his pecuniary interest in the shares.
(5)	Deemed disposition of shares by gift following distribution of shares to beneficiaries of a trust where Mr. Voges served as trustee of the trust at the time of distribution, disclaiming beneficial ownership except to the extent of his pecuniary interest in the shares.
(6)	Sale of shares on open market.

Miscellaneous Information Regarding Participants.

Except as described in this Appendix A or the proxy statement:

•

none of the participants (1) beneficially owns, directly or indirectly, any shares or other securities of our Company or any of our subsidiaries, (2) has purchased or sold any of such securities within the past two years or (3) is, or within the past year was, a party to any contract, arrangement or understanding with any person with respect to any such securities, including, but not limited to, joint ventures, loan or option agreements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies.

•	none of the participants’ associates beneficially owns, directly or indirectly, any of our securities.

•	none of the participants has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting.

•

none of the participants or any of their associates has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of fiscal 2008 or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party for which disclosure is required pursuant to Item 404(a) of Regulation S-K.

•

none of the participants or any of their associates has any arrangements or understandings with any person with respect to any future employment by us or our affiliates or with respect to any future transactions to which we or any of our affiliates will or may be a party.

•	during the past ten years, none of the participants has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

CONSOLIDATED-TOMOKA LAND CO. OFFERS SHAREHOLDERS OF RECORD

THREE WAYS TO VOTE YOUR PROXY

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.

TELEPHONE	INTERNET	MAIL

This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 866-437-4651, 24 hours a day, 7 days a week. You will be prompted to provide your unique “Control Number” shown below. Have this proxy card ready, then follow the prerecorded instructions. Available 24 hours a day, 7 days a week until 11:59 p.m. Eastern Time on Tuesday, May 12, 2009.

Visit the Internet voting Web site at

http://www.proxyonline.com. Enter the unique “Control Number” shown below and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 11:59 p.m. Eastern Time on Tuesday, May 12, 2009.

Simply sign and date your proxy card and return it in the postage-paid envelope. If you are voting by telephone or over the Internet, please do not mail your proxy card.

CONTROL NUMBER

If you have any questions or need assistance voting your proxy, please call The Altman Group toll free at

1 (866) 620-1450

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 13, 2009. This proxy statement and a copy of our 2008 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, are available at http://ctlc.com/2009_proxy.html.

▼    TO DELIVER YOUR PROXY BY MAIL, PLEASE DETACH PROXY CARD HERE    ▼

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all the nominees listed, FOR Proposal 2, AGAINST Proposal 3, AGAINST Proposal 4 and AGAINST Proposal 5. If you vote your proxy over the Internet or by telephone, you do NOT need to mail back this proxy card.

Please mark votes as in this example	☒	FOR all nominees listed below (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees as listed below	Proposal 2 – Ratification of the appointment by our Audit Committee of KPMG LLP as our independent registered public accounting firm for fiscal year 2009.	FOR	AGAINST	ABSTAIN
Proposal 1 – Election of one Class I Director for a one-year term ending in 2010, one Class II Director for a two-year term ending in 2011, and four Class III Directors for three-year terms ending in 2012.		☐	☐		☐	☐	☐
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST PROPOSALS 3, 4 and 5
				Proposal 3 – Shareholder proposal regarding declassification of Board.	☐	☐	☐
To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below.
Class I. Linda Loomis Shelley. Class II. Jeffry B. Fuqua. Class III. John J. Allen, Gerald L. DeGood, James E. Gardner and William J. Voges.				Proposal 4 – Shareholder proposal regarding adoption of independent Board Chairman policy.	☐	☐	☐
				Proposal 5 – Shareholder proposal regarding limiting Board to eleven members.	☐	☐	☐

The Proxies are authorized to vote upon such other business as may properly come before the meeting in their discretion.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR each of the director nominees, FOR Proposal 2, AGAINST Proposal 3, AGAINST Proposal 4 and AGAINST Proposal 5.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing for a corporation, or partnership, authorized person should sign full corporation or partnership name and indicate capacity in which they sign.

Date:

Signature

Signature (if held jointly)

PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

▼     PLEASE DETACH PROXY CARD HERE    ▼

P R O X Y

CONSOLIDATED-TOMOKA LAND CO.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Consolidated-Tomoka Land Co., a Florida corporation, hereby appoints William H. McMunn and Bruce W. Teeters, each or either of them, with full power of substitution, to represent and to vote on behalf of the undersigned all shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders scheduled to be held on Wednesday, May 13, 2009, at 10:00 a.m., Eastern Time, at the Hilton Garden Inn, 189 Midway Avenue, Daytona Beach, Florida, and at any adjournment or adjournments thereof, hereby revoking all proxies heretofore given with respect to such shares upon the matters described in the Notice of Annual Meeting of Shareholders and related Proxy Statement for the Annual Meeting (receipt of which is hereby acknowledged), and upon any other business that may properly come before such Annual Meeting.

The shares represented by this proxy will be voted as directed on the reverse side, but if no direction is made, the proxies named herein intend to vote the securities at their discretion FOR the election of the six nominees listed in the Proxy Statement for the Annual Meeting; FOR Proposal 2 – ratification of the appointment by our Audit Committee of KPMG LLP as our independent registered public accounting firm for fiscal year 2009; AGAINST Proposal 3 – requesting that our Board take the steps necessary to amend our Articles of Incorporation and bylaws to require the annual election of directors; AGAINST Proposal 4 – requesting that our Board adopt a policy that the Chairman of the Board be a director who is independent from the Company; and AGAINST Proposal 5 – requesting that our Board take the steps necessary to amend our Articles of Incorporation and bylaws to provide that our Board shall consist of no more than eleven members, and otherwise at the discretion of the proxies.

IF YOU RECEIVE MORE THAN ONE WHITE PROXY CARD, PLEASE DATE, SIGN AND RETURN ALL SUCH WHITE PROXY CARDS IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE, OR VOTE ALL OF YOUR SHARES OVER THE INTERNET OR BY TELEPHONE TO BE SURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING.

SEE REVERSE SIDE